QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER is made as of July 20, 2006, by and among LIBERTY MEDIA CORPORATION, a Delaware corporation ("Parent"), BUYSEASONS, INC., a Delaware corporation ("Company"), PUMPKIN MERGER SUB, INC., a Delaware corporation ("Merger Sub"), the Securityholders' Representative (as defined below) and those Securityholders (as defined below) of Company listed on the signature page hereto or on the signature page of a Joinder Agreement (as defined below) (each a "Holder" and collectively, the "Holders").

Recitals

        A.    This Agreement provides for Parent to acquire, by merger of Merger Sub with and into Company, all of the Securities of Company (other than the Specified Company Options which shall be converted pursuant to the terms hereof into stock appreciation rights in the Surviving Corporation), so that Company shall become an indirect wholly owned subsidiary of Parent (subject to the terms of such stock appreciation rights).

        B.    The acquisition shall be structured as follows: (i) Parent has formed Merger Sub as a new wholly owned first tier subsidiary of Liberty Media LLC, a Delaware limited liability company ("Liberty LLC") which in turn is a wholly owned first tier subsidiary of Parent; (ii) on the Closing Date, Merger Sub shall merge with and into Company, the separate corporate existence of Merger Sub shall cease, Company shall be the surviving corporation in the merger and each share of common stock of Merger Sub shall be converted into one share of stock of the surviving corporation; and (iii) as of the time of such merger, all of the Securities of Company (other than the Specified Company Options which shall be converted pursuant to the terms hereof into stock appreciation rights in the Surviving Corporation) prior to the merger shall be converted into the right to receive from Parent one or more payments of LINTA (as defined below), at the times and in the amounts set forth in this Agreement.

        C.    Liberty LLC is, and at all times from the date of this Agreement through and including the Closing Date will be, a wholly-owned first tier subsidiary of Parent and during such time is and will be disregarded as an entity separate from its owner (within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii)) for U.S. federal income tax purposes (including Section 368 of the Code).

        D.    This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of each of Parent, Merger Sub and Company. The Board of Directors of Merger Sub has resolved to recommend the approval of this Agreement and such transactions to its sole stockholder, and the Board of Directors of Company has resolved to recommend the approval of this Agreement and such transactions to all of its Stockholders.

        E.    For U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall be and hereby is adopted as a plan of reorganization for purposes of Section 368 of the Code.

Agreement

        NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

        1.1    Certain Definitions.    As used herein and in the Schedules and Exhibits hereto (unless a different meaning is specified therein), the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Adjusted Company EBITDA" means the aggregate net earnings of the Surviving Corporation (including operations of the Company prior to the Effective Time) for the calendar year ending December 31, 2006 reflected on the audited statement of operations of Surviving Corporation included in the Company 2006 Financials, as adjusted to add thereto an amount equal to the interest, taxes, depreciation and amortization subtracted therefrom to arrive at net earnings on such statement of operations as calculated pursuant to the terms of Schedule 3.4.

          "Affiliate" of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. The term control (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" means this Agreement and Plan of Merger and all Schedules and Exhibits hereto, as the same may be supplemented, modified or amended from time to time.

          "Antitrust Law" means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          "Assets" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, owned or leased, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate or Related Party of such Person and wherever located.

          "Business Day" means any day other than a Saturday, a Sunday or any day upon which commercial banks in Denver, Colorado or New York, New York are authorized or required by Law to be closed.

          "Certificate of Merger" means the Certificate of Merger in substantially the form of Exhibit A hereto.

          "Change of Control Transaction" means a change of control or sale of substantially all of the business generating assets (other than in the Ordinary Course of Business) of Company. For purposes of this definition, a "change of control" shall be deemed to have occurred only if Company ceases to be an affiliate (as defined by Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of (a) Parent or (b) any entity involved in or resulting from a Reorganization Event with respect to Parent.

          "Closing Amount" means the result of the product of (a) the sum of (x) THIRTY SEVEN MILLION EIGHT HUNDRED AND FIFTY THOUSAND DOLLARS ($37,850,000) (which is the equivalent of THIRTY NINE MILLION DOLLARS ($39,000,000) as reduced by ONE MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($1,150,000) which is the amount of the payment made or to be made by or on behalf of the Company to Pacific Crest Securities, Inc. (pursuant to the PC Engagement Agreement) plus (y) the Preferred Dividend Amount, multiplied by (b) the Non-Rolled Over Equity Percentage, with the resulting product being increased by the Exercise Price Amount.

          "Closing Exchange Ratio" means the quotient obtained by dividing (a) the number of shares of LINTA which, when valued at their Fair Market Value, have a value equal to the Closing Amount, by (b) the number of Fully Diluted Shares of Company Common Stock as of the moment immediately prior to the Effective Time.

          "Company 2006 Financials" means financial statements of the Surviving Corporation (including Company performance for period prior to the Effective Time) for the calendar year ending December 31, 2006 that have been audited by Grant Thornton LLP (or another major international accounting firm reasonably acceptable to Parent and Securityholders' Representative).

          "Company Common Stock" means the Common Stock, $0.01 par value per share, of Company.

          "Company Options" means any options to purchase Company Common Stock.

          "Company Warrants" means any warrants to purchase Company Common Stock.

          "Company Preferred Stock" means the Preferred Stock, $0.01 par value per share, of Company.

          "Confidentiality Agreement" means that certain Nondisclosure Agreement by and between Parent and Pacific Crest Securities, as agent of Company dated February 2, 2006.

          "Contract" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party and that is binding on any Person or its capital stock, assets or business.

          "Corporate Law" means the Delaware General Corporation Law, as amended.

          "Deferred Amount" shall equal the lesser of the amounts derived from each of the following two equations (each expressed as a mathematical formula):

Equation 1

(((11 × Adjusted Company EBITDA) - $45,000,000) - PC Deferred Payment) × the Non-Rolled Over Equity Percentage

Equation 2

($21,000,000 - PC Deferred Payment) × the Non-Rolled Over Equity Percentage

  ; provided, however, that if the calculation in Equation 1 above does not result in a positive number, then the Deferred Amount shall be zero. Notwithstanding any of the foregoing, upon the occurrence of a Change of Control Transaction, the Deferred Amount shall be calculated as set forth in Equation 2 above.

          "Deferred Payment Exchange Ratio" means the quotient obtained by dividing (a) the number of shares of LINTA which, when valued at their Fair Market Value, have a value equal to the

  Deferred Amount by (b) the number of Fully Diluted Shares of Company Common Stock as of the moment immediately prior to the Effective Time.

        "Environmental Laws" means all applicable Laws as existing as of the date of this Agreement regarding protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency or state and local agencies with jurisdiction over pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq., and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq.

        "Equity Rights" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock, member interests or similar rights or any other security.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

          "ERISA Affiliate" means any Person that is or was (a) together with Company, treated as a "single employer" under Section 414(b), 414(c) or 414(m) of the Code, (b) required to be aggregated with Company under Section 414(o) of the Code, or (c) under "common control" with Company under Section 4001(a)(14) of ERISA.

          "Escrow Exchange Ratio" means the quotient obtained by dividing (a) the number of Escrowed Shares by (b) the number of Fully Diluted Shares of Company Common Stock as of the moment immediately prior to the Effective Time.

          "Escrowed Amount" means the product of SIX MILLION DOLLARS ($6,000,000) multiplied by the Non-Rolled Over Equity Percentage.

          "Escrowed Shares" means a number of shares of LINTA which, when valued at their Fair Market Value, have a value equal to the Escrowed Amount.

          "Exercise Price Amount" means an amount equal to $3,990,822 less an amount equal to the aggregate exercise prices of all Company Options and Company Warrants that are exercised on a cashless basis (i.e. where the Company issued the Securityholder shares of Company Common Stock representing the number shares as to which the Company Option or Company Warrant was exercised, less the number of shares of Company Common Stock as then had, in the aggregate, a fair market value, as determined by the board of directors of Company, equal to the aggregate exercise price) from the date of this Agreement through, but not including, the Effective Time. For the avoidance of doubt, if any Company Options or Company Warrants are exercised after the date of this Agreement but before the Effective Time by the payment of the cash exercise price thereof, no adjustment for the cash exercise price will be made to the Exercise Price Amount (i.e., the Exercise Price Amount will not be reduced).

          "Fair Market Value" of LINTA means the volume-weighted average of the closing prices of the LINTA, as reported by the principal U.S. stock exchange or inter-dealer quotation system on which LINTA trades, for the five (5) trading days ending with the third (3rd) trading day prior to the Closing Date.

          "Final Determination" means any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a "determination" as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD.

          "Fiscal Year" means the fiscal year of the Company consisting of the twelve-month period ending on March 31 of each year.

          "Fully Diluted Shares of Company Common Stock" means as of the Effective Time (i) the number of shares of Company Common Stock then outstanding (which shall not include shares held in treasury), plus (ii) the total number of shares of Company Common Stock that are issuable upon exercise of all Unexercised Company Securities, assuming payment in cash of the exercise price thereof, whether or not at that time such Unexercised Company Securities are in-the-money; each as set forth on the Final Securityholder Schedule, as amended. For the avoidance of doubt, Fully Diluted Shares of Company Common Stock shall not include any shares of Company Common Stock issuable upon exercise of the Specified Company Options, but shall include the shares of Company Common Stock issuable upon exercise of the Specified Getz Options, assuming payment in cash of the exercise price thereof.

          "GAAP" means United States generally accepted accounting principles, consistently applied.

          "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          "Indebtedness" means, with respect to any Person, without duplication (a) every Liability of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments (whether or not negotiable), (iii) under any capital leases or (iv) for reimbursement of amounts actually drawn under letters of credit or similar facilities issued for the account of such Person, and (b) every Liability of any other Person of the kind described in the preceding clause (a) that such Person has guaranteed, in each case only to the extent required pursuant to GAAP to be set forth as a liability on a balance sheet of such Person.

          "Indemnified Party" means the party or parties to be indemnified pursuant to Article 10.

          "Indemnifying Party" means the party or parties from whom indemnification is sought pursuant to Article 10.

          "Knowledge" as used with respect to Company (including references to Company being aware of a particular matter) means the personal knowledge, after due inquiry, of the following officers of Company: chairman, president and chief operating officer.

          "Laws" means all applicable provisions of constitutions, statutes, laws, rules, regulations and Orders of all Governmental Authorities.

          "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, and whether liquidated or unliquidated), including any liability for Taxes.

          "Lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement on or with respect to any Asset, capital stock, property or property interest.

          "LINTA" means the Series A Liberty Interactive Common Stock, par value $.01 per share, of Parent.

          "Litigation" means any action, arbitration, suit, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry,

  administrative or other proceeding before any court, Governmental Authority or private arbitration tribunal, or notice (written or oral) by any Person alleging potential Liability relating to or affecting a Person, or any director, officer or employee thereof in his or her capacity as such, its business, assets or capital stock, or the transactions contemplated by this Agreement.

          "Loss" means any and all loss, claim, assessment, damage, reduction in value, cost, settlement or expense, including, without limitation, reasonable attorneys' and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement of any such loss, claim, assessment, damage, reduction in value, cost, settlement or expense. As used in this Agreement, a Loss is not limited to matters asserted by third parties, but includes Losses incurred or sustained by a Party other than as a result of claims by third parties.

          "Material Adverse Effect" with respect to any Person means a material adverse effect on the ability to consummate the transactions contemplated hereby or a material adverse effect on the financial condition, assets, liabilities, business or results of operations of such Person and its Subsidiaries taken as a whole, other than (a) effects arising from developments or occurrences relating to or affecting United States or foreign economies in general, except to the extent that any such effects disproportionately impact the industries in which the Company operates, (b) effects arising from changes in GAAP, and (c) with respect to the Company, effects arising from changes that are the result of the identity of Parent or of actions taken by Parent or Merger Sub prior to the Closing Date or actions as contemplated herein that have an effect on the Company, including, without limitation, any disruptions to the business of the Company as a result of the execution of this Agreement, the announcement by Parent or Merger Sub of its intention to acquire the Company or the announcement by the Company of the consummation of the transactions contemplated hereby as required or necessitated by the terms of this Agreement.

          "Merger Consideration" means all of the consideration payable in connection with the Merger by Parent pursuant to the terms and conditions of Article 3.

          "Non-Rolled Over Equity Percentage" means the quotient determined by the following mathematical formula:

Fully Diluted Shares of Company Common Stock

Fully Diluted Shares of Company Common Stock + 176,636 (which is the number of shares of Company Common Stock issuable upon exercise of the Specified Company Options assuming payment in cash of the exercise price thereof)

          "Notice of Claim" means a notice by the Indemnified Party or its authorized representative (a) stating that the Indemnified Party has incurred Losses to which it is entitled to indemnification pursuant to Article 10 and the amount thereof (to the extent then known); and (b) specifying to the extent possible (i) the individual items of Loss included in the amount so stated, (ii) the date each such item was incurred and (iii) the basis upon which Losses are claimed.

          "Notice of Objection" means a written notice of objection by the Indemnifying Party or its authorized representative which shall set forth the grounds upon which the objection is based and state whether the Indemnifying Party objects to all or only a portion of the matter described in the Notice of Claim.

          "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Authority, or any binding determination pursuant to arbitration or other similar alternative dispute resolution forum.

          "Ordinary Course of Business" means the ordinary course of business of the Company consistent with past custom and practice.

          "Organizational Documents" means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

          "Party" means, individually or collectively, Parent, Merger Sub, Company, the Holders or the Securityholders' Representative.

          "PC Deferred Payment" means the amount of any payment made or to be made by or on behalf of the Company to Pacific Crest Securities, Inc. pursuant to the PC Engagement Agreement which is contingent upon amount and payment of the Deferred Amount (without regard to any PC Deferred Payment). By way of example (and according to the terms of the PC Engagement Agreement), if the product of 11 multiplied by Adjusted Company EBITDA minus $45,000,000 is $5,000,000, the PC Deferred Payment will be $175,000.

          "PC Engagement Agreement" means the agreement by and between the Company and Pacific Crest Securities, Inc. dated as of November 17, 2005.

          "Permitted Liens" means (a) any restrictions under the Securities Laws or any applicable state or foreign securities laws; (b) any Lien for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith and for which the Company maintains adequate reserves on its books and records; (c) licenses or sublicenses granted in the Ordinary Course of Business and any interest or title of a licensor or licensee under any license or sublicense; (d) leases or subleases granted in the Ordinary Course of Business, including in connection with the leased personal property of the Company or Real Property Leases; (e) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the Ordinary Course of Business for sums not overdue or being contested in good faith and for which the Company maintains adequate reserves on its books and records; (f) Liens incurred in the Ordinary Course of Business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the Ordinary Course of Business or to secure obligations on surety or appeal bonds; (g) purchase money security interests or Liens on property acquired or held by the Company or any in the Ordinary Course of Business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; and (h) easements, restrictions and other defects of title that are not, in the aggregate, material and that do not, individually or in the aggregate, materially and adversely affect the use or occupancy of the property affected thereby.

          "Person" means a natural person, or any legal, commercial or governmental entity, such as, but not limited to, a corporation, partnership, limited liability company, association, trust or unincorporated organization.

          "Pollutant" means any chemical, waste, contaminant, petroleum, petroleum product or oil, hazardous waste, hazardous material, hazardous substance, dangerous substance or toxic substance regulated under any Environmental Laws.

          "Preferred Dividend Amount" means, as of the date of the conversion of the Series B Convertible Preferred Stock, the dollar amount of the accrued dividend payment on such stock that is being paid by the Company by the issuance of shares of Company Common Stock in accordance with Section 7.14.

          "Related Party" means the officers or directors of Company and any of such officers' or directors' spouses, siblings, parents, grandparents or descendants (including those by adoption), and any business entity in which any of such officers, directors or relatives has any material direct or indirect interest.

          "Reorganization Event" with respect to any Person means any recapitalization, reorganization, reclassification, stock dividend, stock split, reverse stock split, merger, combination, share exchange, spin-off and any other similar transactions that changes any securities of a Person into any other securities (including securities of another Person).

          "Securities" means the Company Common Stock, the Company Preferred Stock and the Equity Rights.

          "Securities Laws" means, as applicable, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such acts; all applicable state securities "blue sky" Laws and regulations; and any applicable foreign securities Laws and regulations.

          "Securityholders" means the holders of all the Securities.

          "Share Repurchase Program" means the share repurchase program pursuant to which shares of outstanding Parent common stock may be repurchased by Parent from time to time in the open market or in privately negotiated transactions, subject to market conditions, up to a maximum aggregate purchase price for all shares of Series A Liberty Capital common stock and Series B Liberty Capital common stock so purchased of $1 billion and up to a maximum aggregate purchase price for all shares of Series A Liberty Interactive common stock and Series B Liberty Interactive common stock so purchased of $1 billion.

          "Specified Company Options" means the following stock options to purchase shares of Company Common Stock issued by the Company: (a) stock options issued on April 10, 2001 to Jalem Getz to purchase 55,000 shares of Company Common Stock at an exercise price of $1.20 per share; (b) stock options issued on January 11, 2002 to Jalem Getz to purchase 16,636 shares of Company Common Stock at an exercise price of $5.50 per share; (c) stock options issued on September 4, 2002 to Jalem Getz to purchase 15,000 shares of Company Common Stock at an exercise price of $5.50 per share; (d) stock options issued on April 9, 2003 to Jalem Getz to purchase 35,000 shares of Company Common Stock at an exercise price of $11.00 per share; (e) stock options issued on May 11, 2004 to Jalem Getz to purchase 40,000 shares of Company Common Stock at an exercise price of $13.18 per share; (f) stock options to purchase 10,000 of the 50,000 shares of Company Common Stock subject to the option at an exercise price of $13.18 per share issued on May 11, 2004 to Daniel Haight and (g) stock options issued on May 11, 2005 to Daniel Haight to purchase 5,000 shares of Company Common Stock at an exercise price of $26.86 per share.

          "Specified Getz Options" means the stock options issued on September 4, 2002 to Jalem Getz to purchase 30,000 shares of Company Common Stock at an exercise price of $4.00 per share.

          "Stockholder" means a Person holding Company Common Stock including (i) any holder of Company Common Stock (ii) any former holder of Company Preferred Stock who has converted its Company Preferred Stock into Company Common Stock as of a time prior to the Effective Time (iii) any holder of Company Options or Company Warrants who exercises options or warrants on a cash or cashless basis effective as of a time prior to the Effective Time.

          "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding stock or other interests entitled to vote in the election of the board of directors of such corporation, managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

          "Surviving Corporation" means the corporation surviving the Merger.

          "Tax Return" means any return, form, declaration, report, claim for refund or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Tax Sharing Agreement" means the Tax Liability Allocation and Indemnification Agreement to be entered into by and between Parent and the Company, the form of which is attached hereto as Exhibit B.

          "Taxes" means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including, without limiting the generality of the foregoing, income (net, gross or other, including recapture of any tax items such as investment tax credits), gross receipts, excise, employment, sales, use, transfer, premium, gains, license, payroll, franchise, severance, stamp, occupation, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any interest, penalties, and other additions imposed thereon or with respect thereto.

          "Transaction Agreements" means this Agreement, the Certificate of Merger, the Joinder Agreements, the Escrow Agreement, the Registration Rights Provisions and the Restricted Stock Agreement, and all other instruments and agreements executed and delivered pursuant to this Agreement.

          "Treasury Regulations" means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

          "Unexercised Company Options" means options to purchase Company Common Stock which are not exercised prior to the Effective Time and are converted in the Merger pursuant to Section 3.2(b); provided, that the Specified Company Options shall not be considered to be Unexercised Company Options.

          "Unexercised Company Warrants" means warrants to purchase Company Common Stock which are not exercised prior to the Effective Time and are converted in the Merger pursuant to Section 3.2(b).

          "Unexercised Company Securities" means the Unexercised Company Options including, without limitation, the Specified Getz Options, and Unexercised Company Warrants.

        1.2    Index to Certain Defined Terms.    Each term set forth below is defined in the referenced Section:

Term	Section
Accountants	3.4(b)
Accounts Receivable	4.10

Antitrust Division	7.8(a)
Business Plan	Exhibit C
Code	Recital D
Claim	10.8
Closing	2.2(a)
Closing Date	2.2(a)
Closing Holder	3.2(b)
Closing Payment	3.2
Company	Introduction
Company Benefit Plans	4.16(a)
Company ERISA Plan	4.16(a)
D&O Insurance	11.6
Deferred Merger Payments	3.4(a)
Deferred Payment Date	3.4(a)
Disclosure Schedule	Article 4 Introduction
Disagreement	3.4(b)
Effective Time	2.3
Equipment	4.11
Escrow	3.3(a)
Escrow Agent	3.3(a)
Escrow Agreement	3.3(a)
Escrow Release Payment	3.3(b)
Final Securityholder Schedule	3.2(d)
Financial Statements	4.7
FTC	7.8(a)
Holders	Introduction
Intellectual Property	4.14
Joinder Agreement	8.2(f)
Leased Real Property	4.12
Liberty LLC	Recital B
Material Contracts	4.13(a)
Merger	2.1(a)
Merger Sub	Introduction
Non-Disturbance Agreement	4.12
Parent Introduction
Parent Director	11.1(a)
Parent Disclosure Schedule	Article 6 Introduction
Parent Indemnitees	10.2(b)
Personal Property Leases	4.11
Real Property Leases	4.12
Registered Trade Rights	4.14
Registration Rights Provisions	2.9
Restricted Stock Agreement	8.2(t)
Securityholder Director	11.1(a)
Securityholders' Representative	2.10
Special Meeting	7.1
Securityholder Consent	7.1
Termination Date	9.2
Unregistered Trade Rights	4.14
Vehicles	4.11

ARTICLE 2

MERGER; CLOSING; SECURITYHOLDERS' REPRESENTATIVE

        2.1    Merger.

          (a)   Upon the terms and subject to the conditions of this Agreement, Company and Merger Sub shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the Closing. On the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Company in accordance with the Certificate of Merger and the applicable provisions of the Corporate Law and Company shall be the Surviving Corporation resulting from the merger (the "Merger"). As a result of the Merger, the Surviving Corporation shall become an indirect wholly owned subsidiary of Parent (subject to the terms of the stock appreciation rights in the Surviving Corporation granted pursuant to Section 8.3(f)).

          (b)   From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, purposes, immunities and franchises, and be subject to all of the restrictions, disabilities and duties of a public as well as of a private nature, of the Company and Merger Sub as provided under Corporate Law and the Merger shall have all of the effects set forth in Sections 251, 259, 260 and 261 of the Corporate Law.

        2.2    Closing.

          (a)   The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Foley & Lardner LLP in Milwaukee, Wisconsin at 10:00 a.m. Central Time on the date that is five (5) Business Days after the satisfaction or waiver of the closing conditions contained in Article 8, or at such other time and place as the Parent and the Company may agree. The date on which the Closing actually occurs shall be the "Closing Date."

          (b)   Upon agreement of the Parties, the Closing may be conducted by e-mail or facsimile transmission and wire transfer. In such event, at or before the Closing, each Party shall deliver to the others by e-mail or facsimile transmission scanned executed originals of each Transaction Agreement to which it is a party and shall deliver to the other Parties paper copies, facsimiles or e-mails of scanned copies of all other documents and instruments that it is required to deliver at or before the Closing. The documents and agreements so delivered shall for all purposes be deemed originals thereof and the signatures of the Parties thereon shall be deemed original signatures. Promptly following the Closing, each Party shall deliver by overnight courier to the appropriate other Party or Parties the executed originals of all Transaction Agreements and all other original documents required to be delivered by it at or before the Closing. The failure of any Party to deliver executed originals after the Closing shall not affect the validity of any action taken at the Closing.

        2.3    Effective Time.    On the Closing Date, Company and Merger Sub shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware in such form and executed as provided in the Corporate Law. The Merger shall become effective at the time the Secretary of State of the State of Delaware accepts for filing the Certificate of Merger or at such later time as may be agreed by the Parent and the Company and established under the Certificate of Merger (the "Effective Time").

        2.4    Certificate of Incorporation.    The certificate of incorporation of the Company shall be amended so that the certificate of incorporation of Merger Sub attached as Exhibit A in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until otherwise amended in accordance with applicable Law, except that the name of the Surviving Corporation shall be Buyseasons, Inc.

        2.5    Bylaws.    The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise amended.

        2.6    Directors.    Subject to the provisions of Section 11.1 relating to the election of directors, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

        2.7    Officers.    The Parties shall take appropriate action so that the individuals set forth on Schedule 2.7 shall, from and after the Effective Time, be the officers of the Surviving Corporation holding the offices set forth on Schedule 2.7 until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

        2.8    Appraisal Rights.    By execution of this Agreement or a Joinder Agreement, each Holder waives any and all rights it may have as a dissenter or to any appraisal rights with respect to the Securities held by such Holder, including any rights pursuant to Section 262 of the Corporate Law.

        2.9    Registration Rights.    Each Holder who executes this Agreement or a Joinder Agreement shall be deemed to have agreed to the registration rights provisions in substantially the same form attached as Exhibit D (the "Registration Rights Provisions") and shall have the registration and other rights, and shall be subject to the restrictions and obligations, provided in such Registration Rights Provisions. The Parties hereto stipulate and agree that their agreement to the Registration Rights Provisions is intended to provide such Holders with flexibility in liquidating their investment in LINTA and does not evidence any present intention to dispose of such investment.

        2.10    Securityholders' Representative.    By execution of this Agreement or the Joinder Agreement, each Holder authorizes and appoints Jeffrey B. Rusinow as the "Securityholders' Representative." The Securityholders' Representative is authorized and appointed by each Holder as his, her or its exclusive agent and attorney-in-fact to do any and all things and to execute any and all Transaction Agreements, other than the Joinder Agreement, (which, for the avoidance of doubt, excludes any Employment Agreement or Non-Competition Agreement which such Holder may be a party to) or other papers, in such Holder's name, place and stead, in any way which such Holder could do if personally present, with respect to all matters which are the subject of the Transaction Agreements, other than the Joinder Agreement, including, without limitation, (a) receiving or giving all notices, instructions, other communications, consents or agreements that may be necessary, required or given thereunder, (b) amending or otherwise modifying this Agreement or any other Transaction Agreement, other than the Joinder Agreement, and (c) asserting, settling, compromising, waiving or defending, or determining not to assert, settle, compromise or defend, (i) any claim which any Holder may assert, or have the right to assert, against Parent, or (ii) any claim which a Parent Indemnitee may assert, or have the right to assert, against any Holder. Upon the receipt of written evidence satisfactory to Parent to the effect that Jeffrey B. Rusinow (or any subsequent Securityholders' Representative) has died, become disabled, incapacitated or resigned, and that another Holder or other Person has been appointed as a substitute Securityholders' Representative by a majority in interest (based on Company Common Stock ownership immediately prior to the Effective Time) of the Holders or their successors, such Person shall be vested with the power and authority of a Securityholders' Representative as set forth in this Section 2.10 and Parent shall be entitled to rely on such substitute Securityholders' Representative to the same extent as it was entitled to rely upon the original Securityholders' Representative with respect to the matters covered by this Section 2.10. No Holder shall act with respect to any of the matters which are the subject of this Agreement except through the Securityholders' Representative. The Holders acknowledge and agree that Parent may deal exclusively with the Securityholders' Representative in respect of such matters, that the enforceability of this Section 2.10 is material to Parent, and that

Parent has relied upon the enforceability of this Section 2.10 in entering into this Agreement. The Parties waive any and all claims against the Securityholders' Representative arising out of or in connection with his or her actions or failures to act in the capacity of the Securityholders' Representative under or in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby except as may be caused by the gross negligence or willful misconduct of the Securityholders' Representative. For the avoidance of any doubt, the Parent Indemnitees are not hereby waiving any indemnification or other claims they may have against the Securityholders' Representative in his or her capacity as a Holder. The Holders shall jointly and severally indemnify the Securityholders' Representative and hold him or her harmless from and against any and all Losses and Liabilities arising out of or in connection with his or her actions or failures to act under or in connection with this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby except as may be caused by the gross negligence or willful misconduct of the Securityholders' Representative. The Securityholders' Representative may at any time resign without liability by giving written notice of such resignation to the Company (or the Surviving Corporation after the Merger) and the Parent.

ARTICLE 3

MERGER CONSIDERATION

        3.1    Conversion of Shares in Merger.    Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Merger Sub or the holders of securities of any of the foregoing:

            (a)    Merger Sub Common Stock.    Each share of common stock of Merger Sub issued and outstanding as of the moment immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation.

            (b)    Company Common Stock.    Each share of capital stock held by the Company as treasury stock as of the moment immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto. Each share of Company Common Stock issued and outstanding as of the moment immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Closing Payment, the number of Escrowed Shares determined pursuant to Section 3.3(a), subject to the terms and conditions of the Escrow Agreement, and the Deferred Merger Payment, each as set forth below.

            (c)    Stock Transfer Books.    At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Securities by any of the Securityholders or their assigns shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.6, each certificate theretofore representing Securities shall from and after the Effective Time, cease to have any status as securities of the Company (except for the Specified Company Options which shall be treated as set forth in Section 3.2(c)) and shall represent for all purposes only the right to receive the Merger Consideration described herein.

        3.2    Payments as of Closing.

            (a)    Stockholders.    At the Closing, each Stockholder shall be entitled to be issued a number of shares (rounded as set forth in Section 3.7 and distributed pursuant to Section 3.6) of LINTA equal to the product of (A) the number of shares of Company Common Stock held by such Person as of the moment immediately prior to the Effective Time multiplied by (B) the Closing Exchange Ratio (the number of shares of LINTA to be received by such Stockholder, the "Closing Payment"). No such payment shall be made to any Stockholder until such Person has submitted its letter of transmittal in accordance with Section 3.6.

            (b)    Holders of Unexercised Company Options and Company Warrants.    By execution of this Agreement or a Joinder Agreement, each Holder that owns any outstanding Unexercised Company Securities (each, a "Closing Holder"), agrees that each such Unexercised Company Security shall, by virtue of the Merger, cease to be outstanding and shall be converted into the right to receive from Parent the same number of shares of LINTA, and at the same times, as if such Closing Holder had exercised such Unexercised Company Security by payment of the cash exercise price thereof immediately prior to the Effective Time; provided, that Parent shall net out from the Closing Payment a number of shares of LINTA, which when valued at their Fair Market Value, have a value equal to the aggregate cash exercise price of such Unexercised Company Security and if the Closing Payment does not provide a sufficient number of shares to satisfy such exercise price, Parent shall net the deficiency from the Escrowed Shares to be issued in the name of such Closing Holder with respect to such Unexercised Company Security; and provided further, that any shares of LINTA issued under this Agreement with respect to the Specified Getz Options shall be subject to the terms and conditions of the Restricted Stock Agreement. No such payment shall be made to any Closing Holder until such Holder has submitted its letter of transmittal in accordance with Section 3.6.

            (c)    Specified Company Options.    By execution of this Agreement or a Joinder Agreement, each Holder that owns the Specified Company Options agrees that each such Specified Company Option shall be replaced as of the Effective Time with the applicable Stock Appreciation Rights Agreement in substantially the form attached hereto as Exhibit J, as executed by each of the parties thereto. Immediately upon such replacement, each of the Specified Company Options shall be cancelled (without the necessity of any further action by the Company or the Holder of the Specified Company Option) and shall be without further force or effect. Each such Holder owning any of the Specified Company Option further agrees that it will not exercise any such Specified Company Options prior to the Closing or the earlier termination of this Agreement.

            (d)    Update of Listing of Stockholders and Holders of Unexercised Company Options and Company Warrants.    On the Closing Date, Schedule 4.5 shall be updated as of the Closing Date by the Company and delivered to Parent to include, among other updates, (1) the number of shares of Company Common Stock issued or to be issued immediately prior to Closing upon exercise of Company Options and Company Warrants according to executed notice of stock option or warrant exercise forms and (2) the final Exercise Price Amount, which shall include a statement for each Company Option or Company Warrant that was exercised after the date of this Agreement and prior to Closing detailing whether the exercise price thereof was satisfied by payment in cash or by election of a "cashless" net option exercise (as amended, the "Final Securityholder Schedule").

        3.3    Escrowed Shares.

            (a)    Escrow Account.    At the Closing, the Escrowed Shares shall be delivered by Parent to U.S. Bank National Association (the "Escrow Agent") as the escrow agent under the terms of the Escrow Agreement in substantially the form attached hereto as Exhibit E (the "Escrow Agreement"), the proceeds of which Escrow account shall be available to satisfy claims for indemnification pursuant to Sections 10.2(b) and (c) of this Agreement. Such Escrowed Shares shall be issued as separate stock certificates in the name of each Stockholder and Closing Holder with each Stockholder and Closing Holder to be issued a number of Escrowed Shares equal to (A) the number of shares of Company Common Stock held by such Stockholder as of the moment immediately prior to the Effective Time or, in the case of a Closing Holder, the number of shares of Company Common Stock underlying the Unexercised Company Options and/or Unexercised Company Warrants held by such Person at the moment immediately prior to the Effective Time assuming such Person exercised such instrument and paid the full exercise price, multiplied by (B) the Escrow Exchange Ratio (all of such certificates shall be collectively referred to herein as the "Escrow"). Each Stockholder and Closing Holder shall have the right to vote his, her or its portion of the Escrowed Shares remaining in the Escrow, and to receive any cash dividends and other cash distributions with respect to such Escrowed Shares promptly after any such cash dividends or cash dividends are received by the Escrow Agent. Any time that Escrowed Shares are distributed by the Escrow Agent from the Escrow Account, the Escrow Agent shall also distribute to the recipient thereof, any shares of LINTA or other securities or property (other than cash) received by the Escrow Agent as dividends or other distributions in respect of the Escrowed Shares or in respect of other securities previously received with respect to the Escrowed Shares. Parent shall provide notice to the Escrow Agent and the Securityholders' Representative from time to time of all claims for indemnification pursuant to Section 10.2(b) or (c) of this Agreement and of the final resolution of any such claims. Parent agrees to pay all fees and other amounts owing to Escrow Agent pursuant to the Escrow Agreement. The Securityholders may not substitute other property for the Escrowed Shares.

            (b)    Release from Escrow Account.    On or before April 15, 2007, the Escrow Agent shall deduct from the Escrow and deliver to each Stockholder and Closing Holder a number of shares of LINTA equal to the positive amount (if any) equal to the sum of: (A) the outstanding balance of such Stockholder's and Closing Holder's Escrowed Shares pursuant to the terms and conditions of the Escrow Agreement, minus (B) any such Escrowed Shares that are reserved for claims pursuant to the terms and conditions of the Escrow Agreement; provided, that any amounts due to the Stockholders and the Closing Holders from amounts reserved as of the date of the Escrow Release Payment under clause (B) above shall be paid by the Escrow Agent to the Stockholders and the Closing Holders from time to time as soon as practicable as such pending claims are resolved (after payment to Parent Indemnitees of any amounts to which they are entitled with respect to such resolved claims pursuant to the terms hereof) (any such release of shares of LINTA, an "Escrow Release Payment"). All Escrow Release Payments shall be made to the Stockholders and the Closing Holders in the proportions specified in the Special Instructions to the Escrow Agreement.

            (c)    Payments.    The shares needed to cover pending claims for indemnification on or after April 15, 2007 shall be determined by Parent from time to time in good faith and Parent shall cause to be withheld from release to Stockholders and Closing Holders only those shares of LINTA (which shall be valued at their Fair Market Value) reasonably necessary to satisfy any pending claim(s). Should there be a pending claim or claims asserted by Parent Indemnitees pursuant to the terms of this Agreement as of the Escrow release date, the Parent Indemnitees shall be required to have reasonably described to the Securityholders' Representative the basis for such claim(s) and the estimated number of shares of LINTA (which shall be valued at their Fair Market Value) needed to cover such claim(s). No such payment shall be made to any Stockholder or Closing Holder until such Stockholder or Closing Holder has submitted his, her or its letter of transmittal in accordance with Section 3.6.

            (d)    Power of Attorney.    By execution of this Agreement or a Joinder Agreement, each Holder does hereby constitute and appoint the Escrow Agent as his, her or its the true and lawful agent and attorney-in-fact in connection with the transfer of the Escrowed Shares from the Escrow and hereby confers upon the Escrow Agent, with full power of substitution, the power and authority to do or cause to be done each and any of the following acts for and in the name, place and stead of the Holder: (i) to take delivery of the Escrowed Shares issued in the name of such Holder; (ii) to transfer the Escrowed Shares issued in the name of such Holder to Parent if required under the terms and conditions set forth in the Escrow

    Agreement; and (iii) to execute and deliver any and all such other documents, instruments and papers as may be necessary in connection with the foregoing, and to otherwise do any and all such other acts and things as may be necessary or appropriate in connection therewith. This power of attorney shall continue in force with respect to each Holder until the transfer or release of all of the Escrowed Shares issued in the name of such Holder. In the event that any Holder revokes the power of attorney granted to the Escrow Agent hereunder, then such Holder shall automatically be deemed to have appointed Parent as its true and lawful agent and attorney-in-fact with all of the powers and authority set forth in this Section 3.3(d). Any power of attorney granted to Parent hereunder shall not be revocable by any Holder and shall be deemed to be coupled with an interest.

        3.4    Deferred Merger Payment.

            (a)   On a date, specified in Parent's sole discretion, which is within five (5) Business Days after the finalization of the calculation of Adjusted Company EBITDA pursuant to Section 3.4(b) below or at the time specified in Section 3.4(d) below (as applicable, the "Deferred Payment Date"), each Stockholder and Closing Holder shall be entitled to be issued a number of shares (rounded as set forth in Section 3.7) of LINTA equal to the product of (A) the number of shares of Company Common Stock held by such Stockholder as of the moment immediately prior to the Effective Time or, in the case of a Closing Holder, the number of shares of Company Common Stock underlying the Unexercised Company Options and/or Unexercised Company Warrants held by such Person at the moment immediately prior to the Effective Time assuming such Person exercised such instrument and paid the full exercise price multiplied by (B) the Deferred Payment Exchange Ratio (the number of shares of LINTA to be received by such Person, the "Deferred Merger Payment"). The rights of the Stockholders and Closing Holders to receive the Deferred Merger Payment shall arise automatically on the Closing Date without further act by Parent, Company, or Merger Sub. No such payment shall be made to any Stockholder or Closing Holder until such Person has submitted its letter of transmittal in accordance with Section 3.6. The Company shall promptly pay Pacific Crest Securities, Inc. the PC Deferred Amount when and as due under the PC Engagement Agreement.

            (b)    Calculation of Adjusted Company EBITDA.

                (i)  Parent shall cause Grant Thornton LLP, the outside auditor of the Company, to prepare the Company 2006 Financials. As promptly as practicable but within thirty (30) Business Days following the completion of the Company 2006 Financials by Grant Thornton LLP, Parent shall calculate the Adjusted Company EBITDA and deliver a reasonable detail of such calculation to the Securityholders' Representative. Securityholders' Representative shall review such calculation at his own expense. The Adjusted Company EBITDA calculation shall be final and binding upon the Parties hereto for all purposes, unless the Securityholders' Representative objects to Parent's calculation within thirty (30) Business Days following Parent's delivery of such calculation, in which event the provisions of Section 3.4(b)(ii) below shall apply. Any such objection shall be limited to the conformance of such calculation to the definition of Adjusted Company EBITDA and shall specify all items as to which there is disagreement, and an explanation of the basis for any disagreement. During the 30-Business Day review period, Securityholders' Representative shall have full access to the Company's and Surviving Corporation's books and records relating to the Adjusted Company EBITDA calculation during normal business hours and upon reasonable notice, and to the employees, representatives and agents of Parent and Surviving Corporation who prepared, or assisted in the preparation of, such calculation. Securityholders' Representative's failure to timely notify Parent in writing of the existence of such a disagreement shall be deemed, for all purposes, Securityholders' Representative's acceptance of Parent's Adjusted Company EBITDA calculation.

               (ii)  If the Securityholders' Representative timely delivers an objection to Parent as provided in Section 3.4(b)(i) above, of a disagreement with Parent's Adjusted Company EBITDA calculation (the "Disagreement"), Parent and the Securityholders' Representative shall attempt, in good faith, to resolve the Disagreement. If Parent and the Securityholders' Representative are unable to resolve the Disagreement within twenty (20) Business Days of receipt by Parent of notice from Securityholders' Representative of the Disagreement, either Parent or the Securityholders' Representative may elect that such Disagreement be resolved by a major international accounting firm jointly selected by the Securityholders' Representative and Parent that has not provided material services to Parent or the Company, Jalem Getz or Jeff Rusinow within the past three (3) years before its retention for this matter (the "Accountants"). Each of Parent and the Securityholders' Representative shall submit to the Accountants its proposal concerning what the Adjusted Company EBITDA calculation should be, and Parent and the Securityholders' Representative shall submit to the Accountants all relevant financial data, and the Disagreement shall be submitted for final and binding arbitration and resolution by the Accountants. In resolving the Disagreement, the Accountants shall only consider those items or amounts in the Adjusted Company EBITDA calculation as to which the Securityholders' Representative has disagreed. After completing their review of the Disagreement, the Accountants shall resolve each item in dispute and confirm their conclusion (and the resulting amount of the Adjusted Company EBITDA calculation) in writing to Parent and the Securityholders' Representative, and the decision of the Accountants regarding such adjustment shall be final and binding upon Parent and the Securityholders for all purposes and enforceable in any court of competent jurisdiction, absent manifest error. Each of Parent or the Surviving Corporation, on the one hand, and the Securityholders, on the other hand, agree to pay 50% of all fees and other amounts owing to the Accountants in connection with such arbitration.

            (c)    Non-Transferability of Right to Deferred Merger Payments.    The rights of the Stockholders and Closing Holders to receive the Deferred Merger Payment cannot be sold, assigned, hypothecated or otherwise transferred except by will or pursuant to an involuntary transfer and the laws of descent and distribution. Any attempted transfer in violation of this provision shall be null and void and Parent shall not be bound to recognize any rights in the purported transferee. In the event that Parent in good faith is uncertain after consulting with outside legal counsel as to the legal rights of any purported transferee or any other person claiming the right to receive Deferred Merger Payments, it may withhold the Deferred Merger Payments in question until it is presented with a court order establishing the rights of the Parties and then pay the amount withheld, without interest, to the person entitled thereto in accordance with that order.

            (d)    Change of Control Transaction.    If a Change of Control Transaction with respect to the Company occurs after the Closing Date but on or prior to the Deferred Payment Date, then the resulting Deferred Merger Payment shall be made within ten (10) Business Days after the closing of any such Change of Control Transaction. Following the payment under this Section 3.4(d), the Securityholders shall have no rights to receive any further Deferred Merger Payment.

            (e)    Set Off.    Neither the Parent nor the Surviving Corporation shall have the right to offset any Losses for which any of them is entitled to be indemnified under Section 10.2 against any Deferred Merger Payment due hereunder, except to the extent such claim for indemnification involves the commission of fraud by Holders or the Company.

            (f)    Application of 409A.    If any portion of the Deferred Merger Payment is considered deferred compensation subject to the provisions of Code Section 409A, and if the special rule under Proposed Treasury Regulations Section 1.409A-3(g)(5)(iv) does not apply, then:

                (i)  Payment of the Deferred Merger Payment shall be made as provided in subsection (a) no later than December 31, 2007, unless the amount of the Deferred Merger Payment is in dispute as provided in subsection (b). In such event, the Parent shall issue, and each Stockholder and Closing Holder shall accept, the portion (if any) of the Deferred Merger Payment that is not in dispute, and any remaining Deferred Merger Payment that is due shall be made as soon as practicable after (but in any event during the first calendar year in which) the Parent and the Stockholders and Closing Holders enter into a legally binding settlement of such dispute, the Parent concedes that the amount is payable, or the Parent is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.

               (ii)  If a Change of Control Transaction occurs during 2006, payment of the Deferred Merger Payment may be made as provided in subsection (d) only if the Change of Control Transaction qualifies a change of control within the meaning of the regulations under Code Section 409A, and if it does not, payment of the Deferred Merger Payment shall be made on January 1, 2007.

        3.5    Stock Certificates.    Each certificate representing shares of LINTA constituting the Merger Consideration (unless previously registered under applicable Securities Laws) shall bear the following legend (and the shares of LINTA issued in exchange for the Specified Getz Options will bear any additional legends required by the Restricted Stock Agreement):

  "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, EXCHANGED OR OTHERWISE DISPOSED OF (A) IN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF A U.S. PERSON UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) OUTSIDE THE UNITED STATES UNLESS PURSUANT TO THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE ACT, OR (C) UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE TRANSFERRED, SOLD, EXCHANGED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. AS USED HEREIN, "UNITED STATES" AND "U.S. PERSON" HAVE THE RESPECTIVE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE ACT."

        3.6    Procedures for Exchange.

            (a)    Letters of Transmittal.    Immediately after the Effective Time, Parent shall mail (or caused to be mailed) to each holder of Securities (other that the Specified Company Options) as of the moment immediately prior to the Effective time a letter of transmittal and instructions for use in effecting the surrender of the certificates of the Securities or, if such Securities are options or warrants and are not certificated, the applicable option or warrant agreement, in exchange for certificates representing shares of LINTA constituting the Closing Payment. Parent shall issue (or cause to be issued) shares of LINTA constituting the Closing Payment to Securityholders who tender certificates representing Securities (other than the Specified Company Options) and appropriately completed letters of transmittal, promptly (but in all events, in two Business Days or less) following receipt thereof. As reasonably necessary to assist each Securityholder with tax planning, each Securityholder shall have the right to designate to Parent the number of LINTA certificates to be issued to such Securityholder and the number of shares to which such Securityholder is entitled that shall be represented by each such certificate.

            (b)    Lost Securities.    If any certificates or other documents evidencing Securities of Company shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates or documents, upon the making of an affidavit of that fact by the Securityholder and the delivery of an indemnity in favor of the Parent (and posting of a lost instrument bond, if reasonably required by the Parent), such shares of LINTA as required pursuant to this Agreement.

        3.7    Fractional Shares.    No fractional shares of LINTA shall be issued to any Securityholder in connection with the payment of any component of the Merger Consideration. To the extent that the issuance of shares of LINTA in connection with the payment of any component of the Merger Consideration to a Securityholder, following the aggregation of all fractional share interests that would otherwise be issued to Securityholder in respect of all Securities held by such Securityholder in the Company, would otherwise result in the issuance of a fraction of a share, fractions less than .5 shall be rounded down, and fractions equal to or greater than .5 shall be rounded up, to the nearest whole share.

        3.8    Withholding Rights.    No shares of LINTA shall be issued to any Securityholder with respect to any compensatory Unexercised Company Securities held by such holder immediately prior to the Effective Time in connection with any component of the Merger Consideration until arrangements have been made with Parent to satisfy all applicable withholding Taxes required by federal, state, local or foreign law to be paid in connection with the payment of such component of Merger Consideration to such holder. A Securityholder may satisfy the applicable withholding Tax obligations by paying the amount of any such withholding Taxes in cash or check (subject to collection) to Parent. Alternatively, Securityholder may satisfy such withholding Tax obligations by delivery, together with such other documentation as Parent in its sole reasonable discretion shall require, of irrevocable instructions by Securityholder to a broker-dealer (approved by Parent), acting as agent for such Securityholder, (i) to sell a sufficient number of shares of LINTA issued to Securityholder pursuant to the Merger (other than Escrowed Shares) in open market transactions, and (ii) to deliver to Parent the amount of proceeds from such sale necessary to satisfy the applicable withholding Tax obligations of such Securityholder; provided, however, that (a) the delivery by Parent to the approved broker of shares of LINTA to be sold pursuant to the Securityholder's instructions, (b) the broker's delivery to Parent of an amount of proceeds from such sale sufficient to satisfy the applicable withholding Tax obligations of such Securityholder, and (c) the broker's delivery of the net proceeds of the sale to the Securityholder, take place no later than three (3) Business Days following the later of (x) the determination of the applicable withholding Tax obligations of such Securityholder (as set forth below) and (y) the date the applicable instructions and other documentation (as determined by Parent above) are delivered. All commissions, transfer taxes and other out-of-pocket transaction costs, if any, including the expenses and compensation, if any, of the broker, incurred in connection with such sale of shares of LINTA in accordance with this provision, shall be deducted from the proceeds otherwise distributable to the Securityholder or otherwise paid by the Securityholder. The amount of the applicable withholding Taxes shall be determined by the Surviving Corporation no later than one (1) Business Day following the Closing Date or the Deferred Payment Date (as applicable), and such determination shall be subject to the review and approval of Parent. The mean of the high and low trading prices of LINTA shares on the Closing Date or the Deferred Payment Date (as applicable) as reported by the principal U.S. stock exchange or inter-dealer quotation system on which such stock trades shall be used for purposes of computing and reporting taxable income. No shares of LINTA issued to any Securityholder with respect to any compensatory Unexercised Company Securities held by such holder immediately prior to the Effective Time in connection with any component of the Merger Consideration shall be reported as compensation subject to the additional tax pursuant to Code Section 409A, except as required by applicable Law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING COMPANY

        The Company and the Holders jointly and severally represent and warrant to Parent as follows, except as disclosed in the disclosure schedule accompanying this Agreement which is numbered to correspond to the section numbers in this Article 4 (the "Disclosure Schedule"):

        4.1    Organization, Standing and Power.    Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and Assets. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its Assets or the conduct of its business requires such qualification, all of which jurisdictions are listed on Schedule 4.1 attached hereto. Company has delivered correct and complete copies of the Company's Organizational Documents, minute books and stock records to Parent for review.

        4.2    Authorization and Approval.    Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement, the Certificate of Merger and to consummate the transactions contemplated hereby (except for such actions provided by this Agreement to occur following execution but prior to the Closing, which actions shall have been taken prior to the Closing). This Agreement is the valid and binding agreement of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles. Assuming adoption of this Agreement and approval of the Merger at the Special Meeting or by a Securityholder Consent executed by the requisite number of the Company's stockholders, this Agreement, the Certificate of Merger and the Merger shall have been duly and validly authorized and approved by all requisite corporate action on the part of the Company and the Securityholders.

        4.3    No Conflict or Violation.    Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement and the Certificate of Merger by Company, nor the consummation by Company of the transactions contemplated hereby, nor the compliance by Company with any of the provisions hereof, shall, assuming adoption of this Agreement and approval of the Merger at the Special Meeting or by a Securityholder Consent executed by the requisite number of the Company's stockholders, (a) violate or conflict with any provision of the Organizational Documents of the Company; (b) result in a breach of, or a default under, any provision of any Material Contract to which Company is a party or bound or to which any property, Asset or capital stock of any entity in Company is subject, or an event which, with notice, lapse of time, or both, would result in any such breach or default; (c) result in the creation of any Lien on any Asset, property or capital stock or equity interest of any entity in Company; or (d) result in a violation by any entity in Company of any material Law or Order (or an event which with notice, lapse of time, or both, would result in any such violation).

        4.4    Consents and Approvals.    Schedule 4.4 sets forth all material notices and filings required to be made and all material authorizations, declarations, consents, or approvals of any Governmental Authority or any other Person required to be obtained in order for the Parties to consummate the transactions contemplated hereby, other than the required filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

        4.5    Capital Stock.    The authorized capital stock of Company consists of two million, two hundred thousand (2,200,000) shares, consisting of two million (2,000,000) shares of Company Common Stock, of which seven hundred and sixteen thousand, three hundred eighty-eight (716,388) shares are issued and outstanding on the date of this Agreement, and two hundred thousand (200,000) shares of Company Preferred Stock. One hundred twenty-five thousand (125,000) shares of Company Preferred Stock are designated as Series A Convertible Preferred Stock, of which 125,000 shares are issued and outstanding on the date of this Agreement, and fifty-three thousand, nine hundred eighty-nine (53,989) shares of Company Preferred Stock are designated as Series B Convertible Preferred Stock, of which fifty-three thousand, nine hundred and eight-nine (53,989) shares are issued and outstanding on the date of this Agreement. There is no other class or series of equity securities outstanding. All of the Company Common Stock and Company Preferred Stock is duly authorized, validly issued, fully paid and nonassessable, and is owned of record and beneficially by the Securityholders in the amounts set forth on Schedule 4.5, free and clear of Liens, except for any Liens that would not prevent, delay or make unlawful the consummation of the transactions contemplated hereby as provided herein. Schedule 4.5 sets forth all outstanding Equity Rights to acquire shares of Company Common Stock or Company Preferred Stock on the date of this Agreement and the exercise prices and expiration dates thereof and there are no Equity Rights to acquire any other capital stock or security of the Company. As of the Effective Time, there shall be no outstanding Company Preferred Stock or Equity Rights to acquire any shares of Company Preferred Stock. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. The shares of Company Common Stock and Company Preferred Stock were not issued in violation of any preemptive or similar right of any Person and have not been transferred in violation of, and are not currently subject to, any right of first refusal or similar right of any Person. Except as set forth on Schedule 4.5, the shares of Company Common Stock and Company Preferred Stock are not subject to any voting trust, proxy or other voting agreements or understandings with respect to the voting of the capital stock of Company. All shares of Company Common Stock and Company Preferred Stock have been issued by the Company in transactions exempt from registration under the Securities Laws, and the Company has not violated any Securities Laws in connection with the issuance of any such shares. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

        4.6    Subsidiaries; Investments.    Company does not now own, directly or indirectly, and has never owned, directly or indirectly, any stock of, or any other investment or interest (whether equity or debt) in, any Person.

        4.7    Financial Statements.    Attached hereto as Schedule 4.7 are the audited balance sheets of Company as of March 31, 2006 and the related statements of earnings, stockholders' equity and cash flows of Company for the Fiscal Year ended March 31, 2006 (including the notes related thereto). The foregoing financial statements are sometimes referred to herein as the "Financial Statements." Except as expressly set forth or disclosed in the notes, exhibits or schedules to the Financial Statements, the Financial Statements (i) are in accordance with the books and records of Company, which have been properly maintained and are complete and correct in all material respects, (ii) have been prepared in accordance with GAAP, consistently applied, (iii) present fairly in accordance with GAAP the financial position of Company as of the dates indicated and present fairly in accordance with GAAP the results of Company's operations for the periods then ended, (iv) disclose all material Liabilities, including contingent and/or unmatured Liabilities as of the dates thereof, which are required by GAAP to be disclosed thereon, and (v) reflect reserves which are substantially adequate for all known Liabilities and reasonably anticipated losses in accordance with GAAP.

        4.8    Absence of Undisclosed Liability.    Except as set forth on Schedule 4.8, Company does not have any material Liabilities which are required by GAAP to be disclosed except those that are accrued or reserved against in the Financial Statements. Company has not incurred or paid any material Liability that would be required by GAAP to be disclosed since March 31, 2006 except for such Liabilities incurred or paid in the Ordinary Course of Business consistent with past business practice and which are fully reflected on the books and records of Company. Except as set forth in Schedule 4.8, the Company is not (i) a guarantor or otherwise liable by Contract for any Liability of any other Person, (ii) obligated in any way to provide funds in respect of any other Person, or (iii) obligated to guaranty or assume any debt, commitment or dividend of any Person.

        4.9    Absence of Certain Changes or Events.    Since March 31, 2006, except as disclosed in the audited Financial Statements, as contemplated or required by the terms of this Agreement, or as set forth on Schedule 4.9, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as set forth on Schedule 4.9, since March 31, 2006, the Company has not:

            (a)   amended its Organizational Documents or merged, engaged in a Reorganization Event, consolidated, liquidated or dissolved;

            (b)   issued any Securities;

            (c)   declared, paid or set aside for payment any dividend or made any other distribution on its Securities or made any other payment or distribution to the Securityholders;

            (d)   redeemed, or otherwise acquired, any Securities in the Company;

            (e)   entered into any binding written or oral employment agreement or, except in the Ordinary Course of Business, any written or oral commitment to employees relating to the terms and conditions of their employment (including, without limitation, any commitment to pay retirement or other benefits);

            (f)    increased the compensation (including fringe benefits) payable or to become payable to any officer, director or employee of Company or paid any bonus compensation to any officer, director or employee of Company;

            (g)   (i) created or incurred any Indebtedness, (ii) entered into or terminated any lease of real property, (iii) created any Subsidiary, (iv) released or created any materially adverse Liens or other security interests on material Assets of the Company, or (v) agreed to any settlement of any Litigation matter;

            (h)   other than in the Ordinary Course of Business, (i) made any capital expenditure or capital expenditure commitment, or (ii) entered into any lease of capital equipment as lessee or lessor;

            (i)    sold any Asset or made any commitment relating to its Assets other than in the Ordinary Course of Business, transferred any Asset to a Securityholder, incurred material damage, destruction or loss to any Assets or had any Assets subjected to a Lien;

            (j)    made any change in the Company's accounting policies;

            (k)   entered into or terminated any Material Contract, or done or failed to do anything that would cause a material breach of, or material default under, any Material Contract;

            (l)    made any loan, advance or other extension of credit to any Person other than customary credit card accounts or advances to employees in the Ordinary Course of Business for travel and similar expenses;

            (m)  increased or experienced any adverse change in any accounting assumption underlying any method of calculating bad debts, contingencies or other reserves from that reflected in the Financial Statements;

            (n)   cancelled, written down, written off or waived any claim or right of substantial value;

            (o)   paid any severance or termination pay to any officer, director or employee of Company;

            (p)   entered into, added to or modified any Company Benefit Plan or Company ERISA Plan;

            (q)   terminated or been advised of the termination of or material reduction in its relationship with any material supplier or with any party to the Company's private label drop-ship program;

            (r)   changed in any respect any of the material business policies or practices of Company, entered into any material transaction other than in the Ordinary Course of Business or failed to operate the business of Company in the Ordinary Course of Business;

            (s)   entered into any transactions or Contracts for the purchase of goods or services involving more than $500,000 (excluding reimbursable costs) individually or more than $3,000,000 (excluding reimbursable costs) in the aggregate or transactions or Contracts for the sale of goods or services involving more than $100,000 individually, or entered into any other material transactions or Contracts other than in the Ordinary Course of Business; or

            (t)    entered into any agreement to take any action that would be in contravention of paragraphs (a) through (s) above.

        4.10    Accounts Receivable.    Except as set forth on Schedule 4.10, the accounts receivable of Company (collectively, the "Accounts Receivable") are (a) validly existing, (b) enforceable by Company in accordance with the terms of the instruments or documents creating them, (c) owned by Company free and clear of all Liens other than Permitted Liens and (d) shall be collectible within one year after the Closing Date at the full recorded amount thereof less any reasonable allowance for uncollectible accounts receivable that is reflected in the Financial Statements or the periodic financial statements of the Company prepared in accordance with the past practices of the Company following the period set forth in the Financial Statements. The Accounts Receivable represent monies due for, and have arisen solely out of, bona fide performance of services and other business transactions in the Ordinary Course of Business. Schedule 4.10 contains a true, correct and complete list of the Accounts Receivable of Company as of the last day of the month immediately preceding the month in which this Agreement is executed, categorizing each by its age (i.e., 1-30 days old, 31-60 days old, 61-90 days old, or over 90 days old).

        4.11    Personal Property.    Schedule 4.11 contains a true and correct list and a description (including serial number and vehicle registration or tag number) of all automobiles, motor vehicles and airplanes owned or leased by Company (the "Vehicles") indicating, with respect to each, those that are owned by Company and those that are leased by Company. Schedule 4.11 contains a true and correct list and a brief description of all machinery, equipment, tools, computer equipment, office equipment, business machines, telephones and telephone systems, parts, accessories and the like owned or leased by Company which, when purchased, had a value in excess of $500 (the "Equipment") indicating, with respect to each, those that are owned by Company and those that are leased by Company. Schedule 4.11 contains a true and correct list and a brief description of all furniture and fixtures and all other items of personal property other than Vehicles and Equipment which, when purchased, had a value in excess of $500 indicating, with respect to each, those that are owned Company and those that are leased by Company and the value of each item. Company has good, valid and marketable title to all of the furniture, fixtures, Equipment, Vehicles, and other items of personal property owned by it (whether or not disclosed on Schedule 4.11), and good and valid leasehold interests with respect to all such property leased by it, free and clear of all Liens, except for Permitted Liens and except as disclosed on Schedule 4.11. Schedule 4.11 contains a true and correct list of all leases pursuant to which

Company leases any personal property (the "Personal Property Leases"), and such Schedule 4.11 indicates whether a Securityholder, any Affiliate of the Company or any Related Party has any material direct or indirect interest in such Personal Property Leases. Each Personal Property Lease, a true and complete copy of which has been delivered by Company to Parent, is in full force and effect, and assuming that the Company has received the consents necessary to permit Surviving Corporation to be the lessee under such leases and agreements without default under such leases and agreements shall continue to be in full force and effect immediately following the Merger, and there is no existing default or event of default, real or claimed, by Company or, to the Knowledge of Company, by any other party thereto.

        4.12    Real Property.    Company does not own any real property. Schedule 4.12 contains a true and correct list of each parcel of real property currently leased by Company (the "Leased Real Property"). Company has good and valid leasehold interests with respect to all of the Leased Real Property, free and clear of all Liens, except for Permitted Liens and except as disclosed on Schedule 4.12. Schedule 4.12 contains a true and correct list of all leases pursuant to which Company leases the Leased Real Property and any amendments, extensions, and renewals thereof (the "Real Property Leases"), and such Schedule 4.12 indicates whether (a) any Securityholder, any Affiliate of the Company or any Related Party has any material direct or indirect interest in such Real Property Leases and (b) Company is a sublessee under any such Real Property Lease and, if so, whether there exist any non-disturbance agreements with respect to Company's rights as a sublessee (each, a "Non-Disturbance Agreement"). Each Real Property Lease and Non-Disturbance Agreement, true and complete copies of which have been delivered by Company to Parent, is in full force and effect, and, assuming that the Company has received the consents necessary to permit Surviving Corporation to be the tenant under such leases and agreements without default under such leases and agreements shall continue to be in full force and effect immediately following the Merger, and to the Knowledge of the Company, there is no existing default or event of default, real or claimed, by Company, by any other party thereto, or any event which, with notice or lapse of time or both, would constitute a default thereunder by Company or, to the Knowledge of Company, by any other party thereto. Except as set forth on Schedule 4.12, the Leased Real Property constitutes all of the real property, buildings and improvements used by Company in its businesses and is suitable for the purposes for which it is presently used. The Leased Real Property is supplied with utilities and other services necessary for the operation thereof. The Leased Real Property is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair and is suitable for the purposes for which it is presently being used. To the Company's Knowledge, the Leased Real Property has received all material approvals of Governmental Authorities (including permits) required in connection with the occupation and operation thereof and has been occupied, operated and maintained in accordance with Law. There are no oral agreements, waivers or forbearance programs in effect as to any Real Property Lease.

        4.13    Material Contracts.

            (a)   Schedule 4.13(a) contains a correct and complete list of the following Contracts (other than the Personal Property Leases and the Real Property Leases) pursuant to which Company is a party or a third party beneficiary:

                (i)  have a duration of twelve (12) months or more and that are not terminable without penalty upon 30 days or less prior written notice;

               (ii)  require or could reasonably be expected to require any party thereto to pay $50,000 or more;

              (iii)  are between Company and any Affiliate of Company, any Securityholder or other Related Party;

              (iv)  are between Company and any Governmental Authority;

               (v)  have or may have the effect of prohibiting or impairing any business practice of the Company (as presently conducted by the Company or as currently contemplated by the Company to be conducted), any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company (as presently conducted by the Company or as currently contemplated by the Company to be conducted);

              (vi)  under which Company is restricted from providing services to customers or potential customers in any geographic area, during any period of time or in any segment of a market; or

             (vii)  contain any restrictive covenant or confidential or secrecy agreement other than such an agreement relating solely to information about a customer's business or Company's services to such customer ((i) through (vii) are collectively, the "Material Contracts").

    Such Schedule 4.13(a) separately identifies the Material Contracts according to (i) through (vii) above.

            (b)   All Material Contracts are in full force and effect, and shall continue to be in full force and effect following the Merger, Company is not in default under any Material Contract, nor has any event occurred which with the passage of time or giving notice or both would result in Company being in default in any material respect under, any of the terms of any Material Contract nor is there any basis for any claim against Company in connection with any Material Contract. Without limiting the foregoing, the Company has not received any written notice of noncompliance by the Company with respect to any Material Contract.

            (c)   No party to the Company's private label drop-ship program has given any written notice to the Company or, to the Knowledge of Company, threatened to discontinue or to reduce significantly purchases of such goods or services or default under or terminate any agreement with Company, whether as a result of the transactions contemplated by this Agreement or otherwise.

            (d)   None of any Securityholder, any Affiliate of the Company or any Related Party has any interest, directly or indirectly, in any Contract to which the Company is a party, any interest in any properties or assets owned or leased by the Company or any interest in any competitor, supplier or customer of the Company (other than holding or owning less than 1% of the securities of a company with stock that is traded on a national securities exchange).

        4.14    Intellectual Property.    Schedule 4.14 contains a correct and complete list of all registered (a) foreign and United States patents, patent applications, trademarks, trade names, service marks and copyrights, (b) designs, art work, designs-in-process, formulations, prototypes and inventions, in each case, whether or not patentable, and (c) computer software owned or licensed or used in its business by Company other than commercially available software under a standard "shrink-wrap" license (collectively, the "Registered Trade Rights"), indicating, with respect to each, those that are owned by Company and those that are leased or licensed by Company. As a result of its creation or use in the marketplace, the Company also has certain rights related to various unregistered trademarks, trade names, service marks, copyrights, designs, art work, designs-in-process, formulations, prototypes, inventions, and computer software owned or licensed or used in its business by Company (collectively, the "Unregistered Trade Rights"). The aggregation of the Registered Trade Rights and the Unregistered Trade Rights shall collectively be the "Intellectual Property". Except as set forth on Schedule 4.14, Company owns and to the Knowledge of Company has the sole and exclusive right to use the Intellectual Property, including possession of, or ready access to, the source code for all software in its most recent version, and such items are not subject to any Liens of any kind. Except as set forth on

Schedule 4.14, Company has not granted any license, or entered into any Contract, relating in whole or in part to any of the Intellectual Property. There is no pending or, to the Knowledge of Company, threatened infringement or other unresolved adverse claim against the rights of Company with respect to any of the Intellectual Property. Company has not been charged with or, to the Knowledge of Company, been threatened to be charged with, nor to the Knowledge of Company is there any basis for any unresolved charge of, infringement or other violation of, nor to the Knowledge of Company has Company infringed, nor to the Knowledge of Company is it infringing, any unexpired patent, trademark, trademark registration, trade name, service mark, copyright, copyright registration or other proprietary right of any Person in connection with the operation of Company's business as presently conducted. Company owns, has licensed or to the Knowledge of Company otherwise has the right to use all Intellectual Property necessary for the conduct of its businesses as presently conducted. To the Knowledge of Company, the consummation of the transactions contemplated hereby shall not alter or impair any of such rights. To the Knowledge of Company, all software used in Company's business is free from any significant defect or programming or documentation error, operates and runs in a reasonable and efficient manner, conforms to the stated specifications thereof, and, with respect to software owned by the Company, the applications can be recreated from their associated source codes. The Company has not knowingly altered its data, or any software or supporting software which may, in turn, damage the integrity of the data, stored in electronic, optical, or magnetic or other form. To the Knowledge of Company, Company owns all necessary rights to any domain names used in the conduct of the Company's business.

        4.15    Tax Matters.    Except as set forth on Schedule 4.15:

            (a)   The Company has filed or has caused to be filed in a timely manner (within any applicable extension period) all material Tax Returns that it was required to file pursuant to the Code (and any applicable Treasury Regulations) and all other applicable federal, state, local and foreign Laws. All such Tax Returns are accurate and complete in all material respects and have been prepared in compliance with all applicable federal, state, local and foreign Laws. All Taxes due and payable by the Company have been timely paid (taking into account all applicable extensions). The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by any authority in a jurisdiction where the Company does not file a Tax Return that it is, or may be, subject to Tax by that jurisdiction. There are no Liens or security interests on any of the assets or properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b)   The unpaid Taxes of the Company (i) did not, as of March 31, 2006, materially exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet contained within the Financial Statements (rather than in any notes thereto) and (ii) shall not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Company in filing their Tax Returns. Since March 31, 2006, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses outside the Ordinary Course of Business.

            (c)   The Company has complied with all applicable statutes, Laws, ordinances, rules and regulations relating to the payment and withholding of any material amount of Taxes and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under applicable Laws.

            (d)   None of the Tax Returns filed by the Company has been or is currently being audited or examined by the Internal Revenue Service or relevant state, local, or foreign taxing authorities, and no written notice of such an audit or examination has been received by the Company. No issues relating to any material amount of Taxes were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. There are no other administrative or court proceedings relating to Taxes of the Company in progress or pending or, to knowledge of the Company, threatened, nor has the Company received (i) any written request for information related to a Company Tax matter or (ii) any examination reports, written notices, reports, or statements of deficiency asserting a Tax deficiency or proposed adjustment for any amount of Tax with respect to the Company.

            (e)   The Company has made available to Parent correct and complete copies of all of its federal income Tax Returns since January 1, 2003.

            (f)    The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (g)   The Company shall not be required, in a taxable period ending after the Closing Date, to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

            (h)   The Company (i) is not and has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return or a member of any affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, (ii) is not a party to any Tax allocation, Tax sharing, or Tax indemnification agreement, except for leases set forth on Schedule 4.15(h) and (iii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise except for leases set forth on Schedule 4.15(h).

            (i)    The Company has not constituted either a "distributing corporation" or a "controlled corporation" (or is otherwise a successor to a "distributing corporation" or a "controlled corporation") in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Sections 355 or 361(c) of the Code.

            (j)    The Company (x) does not have, and has never had, a permanent establishment for Tax purposes under the applicable Laws of any country, other than the United States, and (y) is not, and has never been, a resident for Tax purposes under the applicable Laws of any country, other than the United States.

            (k)   All transactions and agreements between or among any of the Company and its Affiliates, if any, are, and were entered into, in compliance with the requirements and principles of Section 482 of the Code and the Treasury Regulations thereunder, including any reporting requirements set forth thereunder, and are, and have been, in compliance with the requirements and principles of any comparable provisions of state, local or foreign Law, including any reporting requirements set forth thereunder.

            (l)    The Company has not participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2). The Company has adequately disclosed on all U.S. federal Tax Returns that it is required to file (i) all positions taken therein that are likely to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code and (ii) all "reportable transactions" within the meaning of Treasury Regulations Section 1.6011-4(b) in accordance with the Treasury Regulations prescribed under Section 6011 of the Code.

            (m)  The Company is not a party to or bound by any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority. The Company has not been the subject of a Tax ruling that would have any continuing effect after the Closing and has not granted a power of attorney with respect to any Tax matters that would have continuing effect after the Closing.

            (n)   The Company is not, and has never been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            (o)   No amount payable, or economic benefit provided, by the Company (including any acceleration of the time of payment or vesting of any benefit) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) could be considered an "excess parachute payment" under Section 280G of the Code. No Person is entitled to receive any additional payment from the Company, the Surviving Corporation or any other Person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999 of the Code is imposed on such Person, and the Company has not granted to any Person any right to receive any Parachute Gross-Up Payment.

        4.16    Employee Benefit Plans.

            (a)   Schedule 4.16 sets forth a correct and complete list of all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements (excluding workers compensation, unemployment compensation, Social Security or similar Federal- or state-mandated benefit programs), all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Company or any current ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan." No Company Benefit Plan is subject to Section 302 of ERISA or Section 412 of the Code and none of the Company or any ERISA Affiliate (while an ERISA Affiliate of the Company) has had any obligation or liability, during the six-year period prior to the Closing Date, under any plan that is or was subject to Section 302 of ERISA or Section 412 of the Code.

            (b)   All Company Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, summary annual reports and summary plan descriptions prepared with respect to the Company Benefit Plans are correct and complete in all material respects and, to the extent applicable, have been timely filed with the Internal Revenue Service and/or Department of Labor, as applicable, and have been timely distributed to participants and beneficiaries under the Company Benefit Plans (as required by Law), and there have been no material changes to any information contained therein.

            (c)   All Company Benefit Plans are in material compliance with the applicable terms of ERISA, the Code, and any other applicable Laws. Each Company Benefit Plan has been operated in accordance with its material terms. Each Company ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or, if such plan is a prototype plan eligible for reliance on an IRS opinion letter issued to the prototype plan sponsor, a current IRS opinion letter has been issued with respect to such prototype plan) or is in a remedial amendment period, and, if such a letter has been issued, no circumstances exist that are likely to result in revocation of any such favorable determination letter or opinion letter or that are likely to give rise to an assessment or penalty against Company or any current ERISA Affiliate. None of Company or any ERISA Affiliate (while an ERISA Affiliate of the Company) has contributed to or been required to contribute to a "multiemployer plan" as defined in Section 3(37) of ERISA, none of Company or any ERISA Affiliate (while an ERISA Affiliate of the Company) has incurred any "withdrawal liability" as defined in ERISA Section 4201 et seq., and there has been no "reportable event" (as defined in ERISA Section 4043) or event described in ERISA Sections 4041, 4042, 4062 (including 4062(e)), 4063, 4064 or 4069 with respect to any Company Benefit Plan. None of Company or any ERISA Affiliate or to the Knowledge of the Company, any fiduciary with respect to any Company Benefit Plan has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any ERISA Affiliate or any such fiduciary (with respect to such Company Benefit Plan) to a material Tax, penalty, or other liability under Title I of ERISA, Section 4972 of the Code, or Sections 4975 through 4980B of the Code, inclusive. There are no pending or, to the Knowledge of Company, any current ERISA Affiliate, or any Securityholder, threatened actions or claims against Company, any current ERISA Affiliate, any Company Benefit Plan, or any fiduciary of any Company Benefit Plan with respect to any Company Benefit Plan other than claims for benefits in the normal course, and there are no pending or, to the Knowledge of Company, any current ERISA Affiliate or any Securityholder, threatened audits or investigations of any Company Benefit Plan by any Governmental Authority.

            (d)   Except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law ("COBRA"), none of the Company or any current ERISA Affiliate has any liability for health or life benefits for any former employees (including retirees) or their dependents under any of the Company Benefit Plans or otherwise, and there are no restrictions on the rights of the Company or any current ERISA Affiliate to amend or terminate any Company Benefit Plan, other than those Company Benefit Plans listed on Schedule 4.16(d), at any time without incurring any liability thereunder. No trust under Code Section 501(c)(9) is maintained by the Company or any ERISA Affiliate with respect to any Company Benefit Plan.

            (e)   All contributions, premiums and payments required to be made under the terms of any Company Benefit Plan on or before the Closing Date have been made prior to the Closing Date. All amounts properly accrued to date as liabilities of the Company under or with respect to each Company Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Company Benefit Plan have been recorded on the Company's books.

            (f)    None of the Company Benefit Plans has or has had any unrelated business taxable income or unrelated debt-financed income which is subject to, or has been subject to any claim for, taxes on unrelated business taxable income or unrelated debt financed income under Section 511 of the Code.

            (g)   No Company Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation or similar proceeding.

            (h)   Except as disclosed on Schedule 4.16, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company to any director or any employee of the Company under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

            (i)    The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of the Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.

            (j)    All individuals participating in (or who are eligible to participate in) any Company Benefit Plan are employees of Company or any ERISA Affiliate under applicable Law or dependents of such employees. No other workers who provide services to any of the Company or any ERISA Affiliate are eligible to participate in the Company Benefit Plans under the terms of such Company Benefit Plans, ERISA, the Code or any other Laws. All employees of the Company or any ERISA Affiliate who are eligible to participate in any Company Benefit Plan pursuant to the terms of such Company Benefit Plan or pursuant to applicable Law have been and are permitted to so participate.

            (k)   True and complete copies of the current plan document and any subsequent amendments, the current trust agreements, the most recent summary plan description and any subsequent summaries of material modifications, the annual reports (Form 5500) filed for the most recent three years prior to Closing, the most recent audited financial statement, the current determination or opinion letter, and written summaries of unwritten plans, for each Company Benefit Plan have been provided to Parent.

            (l)    To the Knowledge of the Company based upon the requirements of Section 409A of the Code and the guidance issued by the IRS, including Notice 2005-1 and the proposed regulations published on October 4, 2005, except as set forth on Schedule 4.16, each Company Benefit Plan that is a "nonqualified deferred compensation plan" as defined in Section 409A(d)(1) of the Code has been operated in material compliance with Code Section 409A.

        4.17    Assets.    Except as disclosed in Schedule 4.17 or as disclosed or reserved against in the Financial Statements, Company has good and marketable title to all of its owned Assets, subject only to Permitted Liens, and has a valid leasehold interest to all of its leased Assets, subject only to Permitted Liens. None of any Securityholders, any Affiliate of Company, any Related Party of any of them, nor any third party, including customers or parties to the Company's Contracts, owns or leases any of the Assets used by Company in its businesses or set forth on the Company's Financial Statements. Except as disclosed in Schedule 4.17, all of the Assets owned or used by Company in its businesses, and all assets paid for by Company at any time and not disposed of in the Ordinary Course of Business, are located on the Leased Real Property.

        4.18    Litigation.    Except as set forth on Schedule 4.18, (a) there is no Litigation pending or, to the Knowledge of Company, threatened against Company or its Assets; and (b) Company is not subject to any Order, and there are no unsatisfied judgments against Company imposed by a Governmental Authority.

        4.19    Compliance With Laws.    Company is, and has conducted their businesses, in compliance with all applicable Laws in all material respects, including without limitation, the Davis Bacon Act, Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act, 29 U.S.C.§§ 2101-2109, to the extent applicable. To the Knowledge of Company, Company and its officers, directors and employees hold all material licenses, permits, registrations and other authorizations required to conduct their businesses as conducted prior to the Effective Time, and all such licenses, permits, registrations and other authorizations are valid and in full force and effect and shall continue to be in full force and effect immediately following the Merger. Company is in compliance in all material respects with all such licenses, permits, registrations and authorizations. Company has not received any written notification or written communication from any Governmental Authority (a) asserting that Company is not, or has not been, in compliance with any Law or (b) threatening to revoke any material license, permit, registration or authorization. Neither the Company nor any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of acting for, or on behalf of, the Company, (i) directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or (iv) directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

        4.19    Environmental Matters.    Except as disclosed on Schedule 4.20:

            (a)   The conduct of the Company's business is and has been in all material respects in compliance with all applicable Environmental Laws. There is no Litigation pending, or to the Knowledge of Company threatened, before any court, Governmental Authority or other forum in which Company, or any director, officer or employee of Company in his or her capacity as such, has been, or with respect to threatened Litigation may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Pollutant, whether or not occurring at, on, under or involving an Asset or property owned, leased or operated by Company. To the Company's Knowledge, there is no reasonable basis for any Litigation of a type described in the preceding sentence.

            (b)   During the period of ownership or operation of any of its current properties, neither Company nor any other Person, has used any of Company's or properties or any part thereof for the handling, treatment, storage or disposal of any Pollutants except in a manner that complies with all applicable Environmental Laws and, to the Company's Knowledge, there have been no releases, discharges, emissions or disposals of Pollutants in, on, under or affecting such properties, in any instance in violation of Environmental Law or which could create liability for Company. Prior to the period of Company's ownership or operation of any of its current or former properties, to the Knowledge of Company, no Person used any of Company's properties or any part thereof for the handling, treatment, storage or disposal of any Pollutants except in a manner that complies with all applicable Environmental Laws and there were no releases of Pollutants in, on, under or affecting any such properties in violation of Environmental Law or which could create liability for Company. To the Company's Knowledge, there is no condition existing on Company's current or former properties that require material remediation, removal, closure or other corrective action under any Environmental Laws.

            (c)   All Pollutants generated, used, handled, stored, treated or disposed of (directly or indirectly) by Company have been released or disposed of in compliance with all applicable reporting requirements under all applicable Environmental Laws, and there is not any material liability or any reasonable basis for any material liability with respect to such release or disposal or reporting.

            (d)   To the Company's Knowledge, no Lien in favor of any Governmental Authority for liability under or resulting from Environmental Laws, or damages arising from, or costs incurred by such governmental authority in response to, a release of Pollutants is now or, has ever been, filed against any of the Company's current properties.

        4.21    Insurance.    The Company, and all of Company's properties and Assets of an insurable nature and of a character usually insured by companies of similar size and in similar businesses, are and have been, without lapse, continuously insured by Company in such amounts and against such Losses, liabilities, casualties or risks as is (a) required by any Law or (b) required by any Contract of Company. Schedule 4.21 contains a complete and accurate list of all insurance policies held or owned by Company relating to its businesses now in force, and such Schedule 4.21 indicates the name of the insurer, the type of policy, the risks covered thereby, the amount of the premiums, the term of each policy, the policy number and the amounts of coverage and deductible in each case and all outstanding claims thereunder. Correct and complete copies of all such policies have been provided for review to Parent by Company on or before the date of this Agreement. All such policies are in full force and effect and enforceable in accordance with their terms, and to the Knowledge of Company, no insurer under such a policy is insolvent. Company is not in default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, and Company has not failed to give any notice of potential claims or occurrences within the meaning of, or as required by, such policies. Company has not been refused, or denied renewal of, any insurance coverage, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, in connection with the ownership or use of their properties or Assets or the operation of their business.

        4.22    Employee and Labor Matters.    Schedule 4.22 lists all employees of Company as of May 31, 2006 and shows for each such employee: (i) his or her position and title; (ii) his or her date of hire and, if different, deemed date of hire (for service credits in connection with employee benefit plans); (iii) his or her salary; (iv) his or her unpaid wages owed and/or accrued vacation time and accrued personal time as of May 31, 2006; and (v) any bonuses paid to him or her with respect to the Fiscal Year ended March 31, 2006, or earned or promised to him or her in a binding agreement with respect to the current Fiscal Year. Except as set forth on Schedule 4.22, Company has paid, or has accrued on the Financial Statements, and performed all obligations when due with respect to its employees, officers and directors, including without limitation the payment of any accrued and payable wages, severance pay, vacation pay, benefits and commissions. Except as disclosed on Schedule 4.22, the employment of all employees of Company is terminable at will by Company without any penalty or severance obligation being incurred by Company. Except as disclosed on Schedule 4.22, there is no management, employment, severance, consulting, relocation or other agreement, contract or understanding between Company and any employee. None of Company's employees is subject to any covenant against competition or similar agreement that would limit his or her ability to participate in all aspects of Company's businesses at any present or future location. Except as disclosed on Schedule 4.22, (a) Company is not and have not been within the last five (5) years a party to, or subject to compliance with, any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association, and (b) no attempt to organize any of Company's employees has occurred within the last five (5) years, is pending or to the Knowledge of Company, has been proposed or threatened. Except as disclosed on Schedule 4.22, (a) Company has not had during the last five (5) years any Equal Employment Opportunity Commission charges or other claims of employment discrimination or wrongful discharge made against it by any of its employees or any Wage and Hour Department investigations of Company with respect to its employees or independent contractors, and (b) Company has no currently pending or to the Knowledge of Company, threatened Equal Employment Opportunity Commission charges or other claims of employment discrimination or wrongful discharge made against it by any of its employees or Wage and Hour Department investigations of Company with respect to its employees or independent contractors. Except as disclosed on Schedule 4.22 and to the Knowledge of the Company, none of the persons performing services for the Company are or have been during the last five (5) years improperly classified as independent contractors or as being exempt from the payment of wages for overtime. Except as disclosed on Schedule 4.22, there have not been during the last five (5) years and there are no pending or, to the Knowledge of Company, threatened or reasonably anticipated claims or actions against Company by any employee of Company, including without limitation, under any workers' compensation policy or long term disability policy.

        4.23    State Takeover Statutes.    Company has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws.

        4.24    Charter Provisions.    Company has taken all action so that the entering into of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and shall not result in the grant of any rights to any Person other than Parent under the certificate of incorporation, bylaws or other governing instruments of Company or restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Company Common Stock that may be directly or indirectly acquired or controlled by it.

        4.25    No Brokers.    Except as disclosed on Schedule 4.25, Company has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's or finder's fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and, except as otherwise set forth herein, Company is not otherwise obligated to pay any such fee, commission or other payment, and there is no basis for any claim by any Person for the payment of such a fee, commission or other payment. The amount due and payable by or on behalf of the Company to Pacific Crest Securities, Inc. pursuant to the PC Engagement Agreement on account of payment of the Closing Amount and the Escrowed Amount is ONE MILLION ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($1,150,000).

        4.26    Bank Accounts; Powers of Attorney.    Schedule 4.26 sets forth a list of all bank and brokerage accounts or any other account maintained at any financial institution maintained by Company, together with a list of all authorized signatories for such accounts, and all safe deposit boxes maintained by Company, and all Persons authorized to gain access thereto. Schedule 4.26 also sets forth a list of all powers of attorney granted by Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES RELATING TO EACH HOLDER

        Each Holder by execution of this Agreement or a Joinder Agreement, severally and not jointly, represents and warrants to Parent as of the time of signing of this Agreement or such Joinder Agreement and then again as of the Closing Date as follows, except as disclosed in the Holder Disclosure Schedule accompanying this Agreement which is numbered to correspond to the section numbers in this Article 5:

        5.1    Ownership of Securities.    Such Holder is the record and beneficial owner of the Securities set forth opposite such Holder's name on Schedule 4.5, free and clear of any Lien. No Person has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option for the purchase of any of the Securities owned by such Holder. There are no existing options to purchase or Equity Rights relating to the Company Common Stock or Company Preferred Stock owned by such Holder.

        5.2    Organization of Holder.    If the Holder is an entity, then such Holder is an entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization.

        5.3    Authorization and Approval.    Such Holder has all requisite legal power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement is the valid and binding agreement of such Holder enforceable against such Holder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles. If the Holder is an entity, then this Agreement has been duly and validly authorized and approved by all requisite corporate, limited liability company, partnership or other entity action on the part of such Holder.

        5.4    No Conflict or Violation.    Neither the execution and delivery of this Agreement by such Holder, nor the consummation by such Holder of the transactions contemplated hereby, nor the compliance by the Holder with any of the provisions hereof, shall (a) if such Holder is an entity, violate or conflict with any provision of the Organizational Documents of such Holder; or (b) result in a violation by such Holder of any Law or Order (or an event which with notice, lapse of time, or both, would result in any such violation).

        5.5    Consents and Approvals.    Such Holder does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the Parties to consummate the transactions contemplated hereby.

        5.6    No Action.    Such Holder has no action or cause of action or other suit, action or claim whatsoever against, and does not owe any amount to, the Company.

        5.7    Investor Qualifications.    Such Holder acknowledges that he or she can bear the economic risk of his or her investment, and has such knowledge and experience in financial or business matters that he or she is capable of evaluating the merits and risks of his or her investment in the LINTA constituting the Merger Consideration. If other than an individual, such Holder also represents that it has not been formed for the purpose of acquiring the LINTA constituting the Merger Consideration.

        5.8    No Brokers.    Except as disclosed on Schedule 5.8, such Holder has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's or finder's fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and such Holder is not otherwise obligated to pay any such fee, commission or other payment, and there is no basis for any claim by any Person for the payment of such a fee, commission or other payment.

        5.9    Purchase for Own Account.    The LINTA to be received by each Holder as part of the Merger Consideration shall be acquired for investment for such Holder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Holder has no present intention of selling, granting any participation in or otherwise distributing the same. No Holder has any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any other Person, with respect to any of the LINTA constituting the Merger Consideration, other than any such contract, undertaking, agreement or arrangement solely among the Holders receiving shares of LINTA in the Merger.

        5.10    Disclosure of Information.    Each Holder has received and reviewed copies of the Annual Report on Form 10-K for the year ended December 31, 2005 filed by the predecessor reporting company to Parent, Liberty LLC (f/k/a Liberty Media Corporation), the Quarterly Report on Form 10-Q for the most recently available quarter ended (March 31, 2006 or June 30, 2006) filed by Liberty LLC, the Proxy Statement of Liberty LLC with respect to its 2006 annual meeting of stockholders, the Current Reports on Form 8-K filed by Liberty LLC on April 18, 2006, May 9, 2006 and May 15, 2006 and the joint private placement memorandum/information statement of Parent and Company delivered pursuant to Section 7.17. Each Holder represents that is has internet access to all future filings made by Parent and agrees that each such filing shall be deemed to have been delivered to such Holder. Each Holder has been furnished any additional information that it considers necessary or appropriate to enable such Holder to evaluate the merits and risks of an investment in the LINTA constituting the Merger Consideration. Each such Holder has had an opportunity to ask questions and receive answers from the issuer of LINTA regarding the terms and conditions of the offering of the LINTA constituting the Merger Consideration and the business, properties, prospects and financial condition of such issuer, and all such questions have been answered to the full satisfaction of such Holder.

        5.11    Legends.    It is understood that the certificates evidencing the LINTA constituting the Merger Consideration shall bear the legends set forth in Section 3.5.

        5.12    Restricted Securities.    Such Holder understands that the Merger Consideration being acquired hereunder are characterized as "restricted securities" under the United States federal securities laws inasmuch as the Merger Consideration is being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act of 1933 only in certain limited circumstances. In the absence of an effective registration statement covering such Merger Consideration or an available exemption from registration under the Securities Act of 1933, such Merger Consideration must be held indefinitely.

        5.13    Tax Advisors.    Each Holder, to the extent deemed necessary or advisable by such Holder, has reviewed with his or her own tax advisors the federal, state, local and foreign Tax consequences of the Merger. Each Holder is relying solely on such advisors and not on any statements or representations of the Parent (other than representations, warranties or covenants of Parent set forth in this Agreement) or any of its agents and, except with respect to any indemnification claims that such Holder may have pursuant to Section 10.1 hereof, understands that he or she (and not Parent) shall be responsible for his or her own Tax liability that may arise as a result of the Merger or any other transaction contemplated by the Transaction Agreements.

        5.14    Reliance on Representations.    Each Holder understands that the LINTA is being offered to such Holder in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Parent is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein in order to determine the applicability of such exemptions and the suitability of such Holder to acquire the LINTA.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub jointly and severally represent and warrant to the Company and the Holders as follows, except as disclosed in the disclosure schedule accompanying this Agreement which is numbered to correspond to the section numbers in this Article 6 (the "Parent Disclosure Schedule"):

        6.1    Organization of Parent.    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has conducted no operations since its incorporation other than in connection with the Merger.

        6.2    Authorization and Approval.    Each of Parent and Merger Sub have all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement is the valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors'

rights and to general equity principles. This Agreement has been duly and validly authorized and approved by all requisite corporate action on the part of Parent and Merger Sub.

        6.3    No Conflict or Violation.    Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor the compliance by Parent with any of the provisions hereof, shall (a) violate or conflict with any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; (b) result in a breach of, or a default under, any provision of any material Contract to which Parent or Merger Sub is a party or bound or to which any property, Asset or capital stock of Parent or Merger Sub is subject, or an event that, with notice, lapse of time, or both, would result in any such breach or default; (c) result in the creation of any Lien on any Asset of Parent or Merger Sub; or (d) result in a violation by Parent or Merger Sub of any Law or Order (or an event that with notice, lapse of time, or both, would result in any such violation), except such violations, conflicts, breaches, defaults or Liens that would not have a Material Adverse Effect on Parent or Merger Sub.

        6.4    Consents and Approvals.    Except for the filing required under the HSR Act, if any, and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither Merger Sub nor Parent needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the Parties to consummate the transactions contemplated hereby.

        6.5    No Brokers.    Neither Parent nor Merger Sub have entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's or finder's fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and neither Parent nor Merger Sub is otherwise obligated to pay any such fee, commission or other payment, and there is no basis for any claim by any Person for the payment of such a fee, commission or other payment.

        6.6    Status of LINTA.    The shares of LINTA to be issued hereunder shall, when issued as provided in the Agreement, be duly authorized, validly issued, fully paid and nonassessable.

        6.7    Organization of Merger Sub.    Merger Sub is a newly organized and, at all times from organization through and including the Closing Date, is a wholly owned, first tier subsidiary of Liberty LLC. Liberty LLC is, and at all times from the date of this Agreement through and including the Closing Date will be, a wholly-owned first tier subsidiary of Parent and during such time is and will be disregarded as an entity separate from its owner (within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii)) for U.S. federal income tax purposes (including Section 368 of the Code).

        6.8    Tax Reorganization Matters.

            (a)   Except in connection with the Share Repurchase Program or as contemplated by this Agreement, the Escrow Agreement or any other Transaction Agreements, there is no current plan or intention for Parent or any person related (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Parent to redeem or purchase any of the shares of LINTA issued in the Merger, either directly or through any agreement or arrangement with any other person. Except as contemplated by this Agreement, the Escrow Agreement or any other Transaction Agreements, neither Parent nor any person related (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Parent has any current plan or intention to enter into any privately negotiated transaction with any Securityholder pursuant to the Share Repurchase Program to redeem or purchase any of the shares of LINTA issued in the Merger, either directly or through any agreement or arrangement with any other person.

            (b)   Parent has no current plan or intention to cause the Surviving Corporation to sell, exchange, distribute, transfer, or otherwise dispose of any of its assets following the Merger,

    except for dispositions made in the ordinary course of business, transfers described in Treasury Regulations Section 1.368-2(k) or any payments made pursuant to the Tax Sharing Agreement.

            (c)   Following the Merger, Parent or a member of Parent's qualified group of corporations (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)) intends to continue the Company's "historic business" or use a "significant portion" of the Company's "historic business assets" in a business, as such terms are defined in Treasury Regulations Section 1.368-1(d)(2) and (3).

            (d)   No assets contributed to Merger Sub in connection with its formation shall be distributed prior to the Merger.

            (e)   Neither Parent nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

            (f)    Parent has no current plan or intention to take any action that would cause Parent or its Subsidiaries to fail to be in "control" of the Surviving Corporation within the meaning of Section 368(c) of the Code.

            (g)   Except for any liabilities under this Agreement or any Transaction Agreements, Merger Sub shall not have any liabilities assumed by Surviving Corporation as a result of the Merger, and shall not transfer to Surviving Corporation any assets subject to liabilities in the Merger.

            (h)   Parent has no current plan or intention to pay an extraordinary cash dividend on the shares of LINTA issued in the Merger.

ARTICLE 7

PRE-CLOSING COVENANTS AND AGREEMENTS

        7.1    Stockholder Approval.    The Company, acting through its Board of Directors, shall, in accordance with applicable Law and the Organizational Documents of the Company, duly call, give notice of, convene and hold, as soon as reasonably practicable after the date hereof, a meeting of the Stockholders (the "Special Meeting") for the purpose of considering and voting upon this Agreement and the Merger. Except as otherwise required by the fiduciary duties of the Board of Directors of the Company, the Company shall, through the Company Board of Directors, recommend to its Stockholders the adoption of this Agreement and the Merger. Alternatively, the Company may seek to obtain the approval of the Stockholders to the adoption of this Agreement and the Merger through a consent in lieu of a meeting of the stockholders of the Company, as long as such consent is executed by all of the Securityholders and is otherwise obtained in accordance with the Corporate Law (the "Securityholder Consent").

        7.2    Merger Sub.    Parent shall cause Merger Sub to take all corporate action necessary on its part to consummate the Merger and the transactions contemplated hereby, subject to the limitations set forth in Section 7.4. Merger Sub shall not conduct any other business.

        7.3    Expenses.    Parent shall be solely responsible for payment of all HSR Act filing fees for any filings required under the HSR Act for the Merger. Except as otherwise specifically provided for herein, with regard to all other expenses, each Party shall be responsible for paying its own costs and expenses in connection with the transactions contemplated by this Agreement, including legal fees, accounting fees, filing fees with Governmental Authorities and other out-of-pocket expenses. Payment of broker's or finder's fees or commissions are addressed in Section 11.5 below. Company shall pay for the costs of the preparation and delivery of the tax opinion required pursuant to Section 8.3(g). The Company has not paid, and will not pay, directly or indirectly, any expenses incurred by any of the

Holders (including without limitation, any legal fees of Foley & Lardner related to the representation of any Holders in connection with the negotiation of the Stock Appreciation Rights Agreements, the Restricted Stock Agreement and any amendments to employment agreements) in connection with or as part of the Merger or any related transactions.

        7.4    Commercially Reasonable Efforts.    Except where a different standard of conduct is specifically contemplated by this Agreement (in which event such standard shall apply), each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable (including using commercially reasonable efforts to cause the conditions to Closing set forth in Article 8 for which such Party is responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such documents and instruments and take or cause to be taken such other and further action as any other Party may reasonably request); provided that, no Party shall be required to dispose of assets or set them apart, or make any material payment to a Governmental Authority or other third party.

        7.5    Operation of Business Pending Closing.    Prior to the Effective Time, except as necessary to effect the transactions contemplated by this Agreement, or except as set forth on Schedule 7.5, with the prior written consent of Parent, the Company shall conduct its business in substantially the same manner it was conducted during the prior 24 month period. Without the prior written consent of Parent (which consent may be reasonably or unreasonably withheld by Parent in its sole discretion), the Company shall not undertake any of the actions that would cause the representation of the Company in Section 4.9 to be untrue if such representation were being made on the date of such action.

        7.6    Access to Information.

            (a)   Subject to the provisions of the Confidentiality Agreement and to applicable Law, Company shall, after receiving reasonable advance notice from Parent, give Parent's identified representatives and agents reasonable access (during normal business hours) to the books and records of the Company for the purpose of enabling Parent to further investigate and inspect, at Parent's sole expense, the business and operations of the Company; provided, that such access may be limited to the extent that antitrust counsel determines that such limitation is advisable under any applicable Antitrust Law. In conducting its investigation of the business and operations of the Company, Parent shall not interfere in any manner with the business or operations of the Company, with the performance of the employees of the Company or with the customer, vendor or other business relationships of the Company. Without limiting the generality of the foregoing, Parent acknowledges and agrees that none of Parent, its Affiliates or any of their representatives or agents shall contact the customers, vendors or other Persons having business relationships with the Company without the prior written consent of Company, and any such contact may be made subject to certain conditions to be mutually agreed to by Company and Parent.

            (b)   Company shall cooperate with Parent, upon reasonable request, to develop plans for the integration of the administrative functions of the businesses of Company with that of Parent in accordance with the other terms and provisions of this Agreement; provided, however, that such cooperation does not interfere in any substantial manner with the business operations of Company.

            (c)   Company and the Holders shall deliver to Parent such other documents as reasonably necessary to effectuate the transactions set forth herein as counsel for Parent may reasonably request.

        7.7    Acquisition Proposals.    Company shall not, and shall take such actions as are reasonably necessary to not permit any of its officers, directors or authorized representatives from, directly or indirectly, initiating, soliciting, encouraging or otherwise facilitating any inquiries or the making of any proposal or offer with respect to any merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of any substantial portion of the Assets or any equity securities of, any entity in the Company. Company shall notify Parent immediately if any such inquiries, proposals or offers are received by any of them or anyone on their behalf, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers.

        7.8    Antitrust Laws.

            (a)   If a filing with respect to the Merger is required under the HSR Act, each of Company and Parent shall cause to be made an appropriate filing of all pre-merger notification and report forms pursuant to the HSR Act no later than ten (10) Business Days after the date of the Agreement. Each such filing shall request early termination of the waiting period imposed by the HSR Act. Prior to making any filing pursuant to the HSR Act, each of Company and Parent shall provide the other Party with all drafts thereof and afford the other Party a reasonable opportunity to comment on such drafts. Company and Parent shall use their respective commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters; provided, that nothing contained in this Agreement shall be deemed to preclude either Company or Parent from negotiating reasonably and in good faith with any Governmental Authority regarding the scope and content of any such requested information or documentation, provided that such negotiations are conducted promptly and diligently. Company and Parent shall use their respective commercially reasonable efforts to overcome any objections that may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Each of Parent and Company shall keep the other Party promptly apprised of any communications with, and inquiries or requests for information from, any such Governmental Authority, including promptly providing to the other Party copies of any such written communications, and shall consult with the other Party in advance of any meeting or conference with any such Governmental Authority (and to the extent permitted by the applicable Governmental Authority, give the other Party the opportunity to attend and participate in any such meeting or conference).

            (b)   Each of the Parties shall use its commercially reasonable efforts to resolve any objections that may be asserted by any Person with respect to the transactions contemplated by this Agreement under any Antitrust Law. In connection with the foregoing, if any Proceeding is instituted or threatened to be instituted challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Parties shall cooperate in good faith in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including vigorously defending on the merits any claim asserted in any forum by any Person through a final and nonappealable judgment.

            (c)   Nothing in this Section 7.8 shall require, or be construed to require, Parent to take any action which could, in the reasonable judgment of the board of directors of Parent, materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement.

        7.9    Notices and Consents.    Company shall give any notices to third parties and shall use its commercially reasonable efforts to obtain any third-party consents, necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Parent shall give any notices to third parties and shall use its commercially reasonable efforts to obtain any third-party consents necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Except for filings made under the HSR Act, which are covered by Section 7.9, each of the Parties shall give any notices to, make any filings with, and use their commercially reasonable efforts to obtain any authorizations, consents, and approvals of any Governmental Authority required to be given or obtained in connection with the transactions contemplated by this Agreement as promptly as reasonably practicable. Nothing in this Section 7.9 shall require, or be construed to require, Parent to take any action with respect to such third-party or Governmental Authority consents, notices, filings or approvals which could, in the reasonable judgment of the board of directors of Parent, materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement.

        7.10    Notification.    Each Party shall give prompt written notice to the other Parties of any fact or condition that causes or constitutes a breach of any of the representations and warranties in this Agreement.

        7.11    Employee Matters.    Subject to the requirements of the Code, from and after the Closing Date and until such time as the Parent determines in its discretion, all Company Benefit Plans shall continue to be maintained separately from any Parent employee benefit plans. Notwithstanding the above, if Parent so requests in writing at least ten days in advance of the Closing Date, the Company shall, immediately prior to the Closing Date, freeze any Company Benefit Plans that are sponsored or maintained by the Company and that are governed by Section 401(k) of the Code and no further contributions shall be made to such Company Benefit Plans. From and after the Closing Date, the Parent may direct that the Company Benefit Plans that are sponsored or maintained by the Company be consolidated, frozen or terminated.

        7.12    FIRPTA.    Prior to the Closing, (i) the Company shall deliver to Parent and to the Internal Revenue Service notices, in a form reasonably satisfactory to Parent, that the shares of Company Common Stock are not "United States real property interests" in accordance with Sections 897 and 1445 of the Code and the Treasury Regulations thereunder, or (ii) each of the Securityholders shall deliver to Parent a certification, in a form reasonably satisfactory to Parent, that such Securityholder is not a foreign person in accordance with Section 1445 of the Code and the Treasury Regulations thereunder. If Parent does not receive either the notices or the certifications described above on or before the Closing Date, Parent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

        7.13    No Assignment of Equity Interests in the Company.    Except as triggered as a result of an involuntary transfer, legal process, death or incapacity of a Holder or as contemplated by this Agreement, no Holder may sell, assign, hypothecate or otherwise transfer any Company Common Stock, Company Preferred Stock or Equity Rights to acquire Company Common Stock or Company Preferred Stock or any interest therein (other than as necessary to effect the transactions contemplated by this Agreement) without the prior written consent of Parent, which Parent may withhold at its sole discretion.

        7.14    Company Preferred Stock.    Prior to the Closing, the holders of Company Preferred Stock and Company shall take such actions as may be necessary to cause all outstanding Company Preferred Stock to be converted to Company Common Stock and to cause all accrued and unpaid dividends on the Company's Series B Convertible Preferred Stock to be paid through the date of conversion thereof by the issuance of shares of Company Common Stock valued in accordance with the certificate of designation for the Company's Series B Convertible Preferred Stock.

        7.15    Withholding Payments.    Company shall not permit a holder of Company Options or Company Warrants to settle his or her obligation to the Company to pay any taxes required by law to be withheld with respect to the exercise of such option or warrant with shares of Company Common Stock.

        7.16    Copies.    Parent shall provide Company and Holders with such copies of the materials set forth in Section 5.10 as are reasonably requested by Securityholders' Representative.

        7.17    Private Placement Memorandum and Information Statement.    As soon as reasonably practicable after the execution of this Agreement, the Company will prepare and distribute to the Securityholders an information statement in form and substance reasonably satisfactory to Parent, and Parent will prepare and distribute to the Securityholders a private placement memorandum in connection with the issuance of the LINTA contemplated by this Agreement pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. The information statement furnished to the Securityholders will be included as part of the private placement memorandum. Each party hereto agrees to use commercially reasonable efforts to cooperate with each other party in connection with the preparation of the information statement and the private placement memorandum, including providing information to the other party with respect to itself as may be reasonably required in connection therewith. Parent also will use commercially reasonable efforts to take any reasonable action (other than qualifying to do business in any jurisdiction in which it is not now so qualified, subjecting itself to taxation in any jurisdiction in which it is not now so subject, giving any consent to general service of process in any jurisdiction in which it is not now subject to such service or changing in any respect its authorized or outstanding capital stock or the composition of its assets) required to be taken under any applicable state securities or blue sky laws in connection with the issuance of the LINTA to be issued hereunder. The information statement and the private placement memorandum will comply in all material respects with all applicable requirements of Law. If at any time prior to the Effective Time, any event occurs relating to Parent or the Company, as the case may be, or its Subsidiaries or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the information statement or the private placement memorandum, Parent or the Company, as the case may be, will inform the other party promptly after becoming aware of such event and cooperate in mailing to Securityholders, such amendment or supplement.

ARTICLE 8

CLOSING CONDITIONS

        8.1    Conditions to Obligations of Each Party.    The respective obligations of each Party to perform this Agreement and consummate the transactions contemplated hereby are subject to the fulfillment prior to or at Closing of the following conditions, unless waived by all Parties in writing:

            (a)    Absence of Injunctions.    No permanent or preliminary injunction or restraining order or other order by any court or other Governmental Authority of competent jurisdiction, or other legal restraint or prohibition, preventing consummation of the transactions contemplated hereby as provided herein shall be in effect, or permitting such consummation only subject to any condition or restriction that has or would have a Material Adverse Effect on the Company.

            (b)    Stockholder Approval.    This Agreement shall have been duly adopted by the requisite vote of the Stockholders of the Company at the Special Meeting or in the Securityholder Consent, in accordance with the Corporate Law and the Organizational Documents of Company.

            (c)    HSR Act Waiting Period.    If a filing under the HSR Act is made pursuant to Section 7.8(a), the waiting period under the HSR Act shall have expired or been terminated without any Governmental Authority taking any action to prevent the consummation of the transactions contemplated by this Agreement.

        8.2    Conditions to Obligations of Parent.    The obligations of Parent to perform this Agreement and consummate the transactions contemplated herein are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Parent):

            (a)    Representations and Warranties.    The representations and warranties set forth in Articles 4 and 5, if qualified by reference to materiality, shall be true and correct, and if not so qualified, shall be true and correct in all material respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except for changes permitted or contemplated by this Agreement, and the Securityholders' Representative and the Company shall have delivered to Parent a certificate, dated the Closing Date, certifying the accuracy of such representations and warranties.

            (b)    Covenants.    The Holders and the Company shall have complied in all material respects with their covenants and agreements contained in this Agreement and shall have performed in all material respects all of their obligations required to be performed on or prior to the Closing Date, and the Securityholders' Representative and the Company shall have delivered to Parent a certificate, dated the Closing Date, certifying such compliance and performance.

            (c)    Certificate of Merger.    Company shall have delivered the Certificate of Merger, in form and content as required by the Corporate Law, duly executed by Company.

            (d)    Delivery of Final Securityholder Schedule.    Company shall have delivered the Final Securityholder Schedule as contemplated by Section 3.2.

            (e)    No Dissenters.    No holder of the outstanding shares of Company Common Stock, Company Preferred Stock or Equity Rights to acquire shares of Company Common Stock or Company Preferred Stock shall have perfected any rights that it may have as a dissenter or to any appraisal rights with respect to any Company Common Stock or Company Preferred Stock held by such holder, including any rights pursuant to Section 262 of the Corporate Law.

            (f)    Joinder Agreements.    All holders of Company Options and Company Warrants and all holders of Company Common Stock shall have executed this Agreement or an agreement in the form of Exhibit F pursuant to which such holder agrees to be bound by the terms and conditions of this Agreement as a Holder (the "Joinder Agreements").

            (g)    Consents.    The Company shall have given notice to the third parties and procured all of the material third-party consents (which are designated by an asterisk (*) to indicate that such consents are material and are a condition to Closing) set forth on Schedule 4.4.

            (h)    Escrow Agreement.    Securityholders' Representative shall have delivered to Parent the Escrow Agreement, duly executed by the Securityholders' Representative.

            (i)    Certificates of Existence.    Where practicable under applicable Law, Company shall deliver to Parent a certificate of the Secretary of State, or similar office, of the jurisdiction of formation of each entity in the Company, dated not more than fifteen (15) days before the

    Closing Date, stating that the Company is a corporation in existence and good standing under the laws of such jurisdiction.

            (j)    Certified Copies of Resolutions and Other Authorizations.    Company shall deliver to Parent copies, certified by the duly qualified and acting Secretary of Company of resolutions adopted by the board of directors and the Stockholders of Company, approving this Agreement and the consummation of the transactions contemplated hereby.

            (k)    No Material Adverse Effect.    There shall not have occurred any event or series of events which has had or would reasonably be expected to have a Material Adverse Effect.

            (l)    Amendment to Employment Agreements.    Each of Jalem Getz and Dan Haight shall have delivered to Parent the amendments to their existing employment agreements in substantially the form attached hereto as Exhibit G.

            (m)    Opinion.    Parent shall receive an opinion of counsel of Foley & Lardner LLP, counsel for the Company, dated the Closing Date and addressed to Parent, in the form of Exhibit H.

            (n)    Company Preferred Stock.    All outstanding shares of outstanding Preferred Stock shall be converted into Company Common Stock.

            (o)    Investor Rights Agreement.    Company shall have delivered evidence reasonably satisfactory to Parent that the Investor Rights Agreement dated as of May 18, 2004 by and among Company, Banc One Stonehenge Capital Fund Wisconsin, LLC, Getz Majdoch Investment Partnership, Getz Majdoch, Inc., Jalem Getz, Rusinow Family Revocable Trust dated December 23, 1999, Rusinow Family Charitable Foundation, Jeffrey Rusinow and the directors of Company has been terminated without any obligation or liability of Company.

            (p)    Tax Sharing Agreement.    Company and Parent shall have entered into the Tax Sharing Agreement.

            (q)    Tax Opinion.    Parent shall have received from Baker Botts L.L.P. an opinion, in form and substance satisfactory to Parent, dated as of the Closing Date to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

            (r)    Restricted Stock Agreement.    Jalem Getz shall have delivered to Parent the Restricted Stock Agreement in substantially the form attached hereto as Exhibit I, duly executed by Mr. Getz (the "Restricted Stock Agreement").

        8.3    Conditions to Obligations of the Company and Holders.    The obligations of the Company and Holders to perform this Agreement and consummate the transactions contemplated hereby are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by the Securityholders' Representative and the Company):

            (a)    Representations and Warranties.    The representations and warranties set forth in Article 6 shall, if qualified by reference to materiality, shall be true and correct, and if not so qualified, shall be true and correct in all material respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except for changes permitted or contemplated by this Agreement, and Parent shall have delivered to Company and the Securityholders' Representative a certificate, dated the Closing Date, certifying the accuracy of such representations and warranties.

            (b)    Covenants.    Parent shall have complied in all material respects with its covenants and agreements contained in this Agreement and shall have performed in all material respects all of its obligations required to be performed by it on or prior to the Closing Date, and

    Parent shall have delivered to the Company and the Securityholders' Representative a certificate, dated the Closing Date, certifying such compliance and performance.

            (c)    Certificate of Merger.    Parent shall have delivered the Certificate of Merger, in form and content as required by the Corporate Law.

            (d)    Escrow Agreement.    Parent shall have delivered to Securityholders' Representative the Escrow Agreement, duly executed by Parent.

            (e)    Certified Copies of Resolutions.    Parent shall deliver to Company and the Securityholders' Representative copies, certified by the duly qualified and acting Secretary of Parent, of resolutions adopted by the board of directors of Parent approving this Agreement and the consummation of the transactions contemplated hereby.

            (f)    Stock Appreciation Rights Agreement.    The Stock Appreciation Rights Agreements in substantially the form attached hereto as Exhibit J shall have been duly executed and delivered by the parties thereto.

            (g)    Tax Opinion.    The Board of Directors of the Company shall have received from Foley & Lardner LLP, an opinion in form and in substance satisfactory to the Board of Directors of the Company (i) dated on or about the Closing Date, (ii) which shall not have been withdrawn or modified in any material respect prior to the Effective Time, and (iii) to the effect that:

                (i)  the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code;

               (ii)  the Company, Merger Sub, and Parent shall each be party to the reorganization within the meaning of Section 368(b) of the Code; and

              (iii)  no gain or loss will be recognized for U.S. federal income tax purposes by any Stockholder upon consummation of the Merger with respect to shares of Company Common Stock converted into LINTA.

            (h)    Effective Registration Statement.    The Registration Statement filed pursuant to the terms of the Registration Rights Provisions shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act of 1933, as amended, and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Securities and Exchange Commission, and any request on the part of the Securities and Exchange Commission for additional information has been complied with.

ARTICLE 9

TERMINATION

        9.1    Termination by Mutual Consent.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by mutual written consent of Parent, the Company and the Securityholders' Representative.

        9.2    Termination by Parent or Company.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned (a) by Parent, the Company or the Securityholders' Representative if the transactions contemplated hereby shall not have been consummated by the Termination Date (as defined below), or (b) by Parent or Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable; provided, that the right to terminate this Agreement shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the transactions contemplated hereby to be consummated on or before the Termination Date. "Termination Date" shall mean September 30, 2006 if a filing under the HSR Act is made pursuant to Section 7.8(a), or August 31, 2006 otherwise.

        9.3    Termination by Company.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, by the Company if there has been a material breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that, together with all such breaches, would prevent any of the conditions set forth in Article 8 from being satisfied (other than by waiver) prior to the Termination Date and that is not curable or, if curable, is not cured within twenty (20) days after written notice of such breach is given by the Company to Parent.

        9.4    Termination by Parent.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by Parent if there has been a material breach by the Holders or the Company of any representation, warranty, covenant or agreement contained in this Agreement that, together with all such breaches, would prevent any of the conditions set forth in Article 8 from being satisfied (other than by waiver) prior to the Termination Date and that is not curable or, if curable, is not cured within twenty (20) days after written notice of such breach is given by Parent to Company and the Securityholders' Representative.

        9.5    Effect of Termination and Abandonment.    In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article 9, except as otherwise provided herein (including, without limitation, the provisions of Section 12.5), this Agreement shall become void and of no effect with no liability on the part of any Party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, that except as otherwise provided herein, no such termination shall relieve any Party hereto of any liability resulting from any willful breach of this Agreement.

        9.6    Expense Reimbursement.    Company agrees that if this Agreement is terminated pursuant to Section 9.2(a), and the cause of the Closing not occurring on or before the Termination Date is the failure to be satisfied of the condition in either Section 8.2(e) or Section 8.2(f), then Company shall reimburse Parent for any out-of-pocket expenses incurred by Parent, its advisors or representatives in relation to the activities relating to the execution of this Agreement and the consummation of the transactions contemplated herein up to an aggregate maximum of $112,500. Any expense reimbursement contemplated by this Section 9.6 shall be made by Company to Parent in immediately available funds within ten (10) days of the termination of the Agreement under Section 9.2(a). No payment of this expense reimbursement shall relieve Company or any other Party hereto of any liability resulting from any willful breach of this Agreement.

ARTICLE 10

INDEMNIFICATION

        10.1    Indemnification by Parent.

            (a)   Prior to the Closing Date, subject to the limitations set forth in this Article 10, Parent hereby agrees to indemnify and hold harmless the Company and each of its officers, directors and employees (for the purposes of Section 10.1(a), the "Company") from, against and in respect of any and all Losses that are arising from, or otherwise related to, directly or indirectly, any material breach or default in performance by Parent or Merger Sub of any covenant or other agreement in this Agreement.

            (b)   From and after the Closing Date, subject to the limitations set forth in this Article 10, Parent hereby agrees to indemnify and hold harmless, the Holders from, against and in respect of any and all Losses that are arising from, or otherwise related to, directly or indirectly, any of the following:

                (i)  Any breach of any representation or warranty made by Parent and Merger Sub in this Agreement (as each such representation or warranty would be read if all qualifications as to materiality or words of similar import were deleted therefrom); and

               (ii)  Any breach or default in performance by Parent or Merger Sub of any covenant or other agreement in this Agreement.

            (c)   All indemnification claims paid by Parent under clause (b) above shall be made in LINTA valued at its Fair Market Value.

        10.2    Indemnification by Holders and the Company.

            (a)   Prior to the Closing Date, subject to the limitations set forth in this Article 10, the Company shall indemnify and hold harmless Parent and each of its officers, directors and employees (for the purposes of this Section 10.2(a), "Parent") from, against and in respect of any and all Losses that are arising from, or otherwise related to, directly or indirectly, any material breach or material default in performance by Holders or the Company of any covenant or other agreement in this Agreement.

            (b)   From and after the Closing Date, subject to the limitations set forth in this Article 10, Holders hereby agree to jointly and severally indemnify and hold harmless the Surviving Corporation and its officers, directors and employees and Parent (collectively, the "Parent Indemnitees") from, against and in respect of any and all Losses that are arising from, or otherwise related to, directly or indirectly, any of the following:

                (i)  Any breach of any representation or warranty made by Holders and the Company in Article 4 (as each such representation or warranty would be read if all qualifications as to materiality were deleted therefrom); and

               (ii)  Any breach or default in performance by Holders or, prior to Closing, Company, of any covenant or other agreement in this Agreement.

            (c)   From and after the Closing Date, subject to the limitations set forth in this Article 10, Holders hereby agree to severally and not jointly indemnify and hold harmless the Parent Indemnitees from, against and in respect of any and all Losses that are arising from, or otherwise related to, directly or indirectly from any breach of any representation or warranty made by Holders in Article 5 (as each such representation or warranty would be read if all qualifications as to materiality were deleted therefrom).

        10.3    Survival of Indemnification.    The representations and warranties contained herein and the obligation to pay Losses, shall survive the Closing Date, as follows:

            (a)    Fraudulent Breach of Representations.    In the case of a claim based upon the inaccuracy or breach of a representation or warranty which was made fraudulently, indefinitely; and

            (b)    All Other Claims.    In the case of all other claims, for a period commencing on the date hereof and ending on April 15, 2007. No claim for recovery of Losses may be asserted after the expiration of the applicable time period described in the foregoing sentence; provided, however, that any claim first asserted by the giving of a Notice of Claim within such survival period shall neither be abated nor barred.

        10.4    Limitations on Losses.

            (a)    Minimum and Maximum Amount.    Notwithstanding the foregoing, and subject to the following provisions and to the limitations set forth in Section 3.4(e), the maximum amount of Losses payable by the Holders and the Company arising under Section 10.2 in no event shall exceed the amounts held in the Escrow. Moreover, the Parent Indemnitees shall not be entitled to recover Losses for any matter unless and until the aggregate of all claims for Losses asserted exceeds $125,000 and in either case only to the extent of such excess.

            (b)    Insurance Proceeds; Claims Against Third Parties.    With respect to Losses for which a Parent Indemnitee is entitled to indemnification under Section 10.2 and which Losses may be covered by insurance, the Parent Indemnitee shall be able to make a claim for indemnification (a) to the extent that the Parent Indemnitee has not received proceeds from Company's insurance in place before the Effective Time applicable to such claim, (b) in an amount equal to the Company's applicable deductible for such coverage or equivalent coverage in effect in the ordinary course of the Company's business prior to the Effective Time, (c) to the extent that the Losses otherwise exceed the applicable insurance coverage, and (d) to the extent that the Losses are otherwise excluded in whole or in part from any such applicable insurance coverage. If an Indemnifying Party paid an Indemnified Party for an indemnification claim under this Agreement and the Indemnified Party subsequently receives insurance proceeds in respect of such indemnification claim, the Indemnified Party shall remit promptly to the Indemnifying Party who paid such indemnification claim the lesser of the amount so paid by the Indemnifying Party or such insurance proceeds. Parent and Surviving Corporation shall use commercially reasonable efforts to obtain payments from available insurance (as set forth in (a) above) if such insurance will or would reasonably be expected to reduce Losses payable by the Indemnifying Party.

            (c)    Tax Provision.    In computing the amount of Losses, there shall be deducted therefrom an amount equal to the immediate actual income tax savings, if any, to which Parent (calculated on a consolidated basis for federal income tax purposes) or the Surviving Corporation or the Company become entitled from the income tax deduction, if any, to which any of them shall become entitled as a consequence of any loss, claim, damage, liability, cost, expense or deficiency giving rise to the Loss. The amount of such savings shall be net of any immediate actual income Tax owed by reason of the payment of indemnification for such Loss and shall be reasonably determined by Parent and included in the Notice of Claim delivered pursuant to Section 10.7 of this Agreement. For the avoidance of doubt, such savings shall not include any increase in any net operating loss or any other carryover of any tax benefit or credit, or any increase in the basis of any asset. The Tax Sharing Agreement shall not create a Loss and shall not effect the amount of Losses.

            (d)    Failure to Assign, Transfer or Obtain Consent.    The Parent and the Surviving Corporation shall not be entitled to Losses with respect to any Contract, license or permit which is nonassignable or nontransferable, or the failure of the Company or the Holders to obtain any consent or to fulfill any conditions imposed incident to the giving of any consent, if such nonassignability, nontransferability of need for consent or condition is disclosed on the Disclosure Schedule.

        10.5    Sole Remedy.    The sole remedies of the Company (as defined in Section 10.1) and the Parent Indemnitees prior to the Closing Date for any Losses or Liability resulting or arising in any manner pursuant to this Agreement and the transactions contemplated hereby, whether such claims arise out of contract, tort or violation of law, shall be a claim for Losses made pursuant to, and subject to the limitations of, this Article 10, a claim for specific performance made under Section 12.5 or an expense reimbursement claim under Section 9.6. The sole remedies of the Company (as defined in

Section 10.1) and the Parent Indemnitees on and following the Closing Date for any Losses or Liability resulting or arising in any manner pursuant to this Agreement and the transactions contemplated hereby, whether such claims arise out of contract, tort or violation of law, shall be a claim for Losses made pursuant to, and subject to the limitations of, this Article 10 or a claim for specific performance of any post-closing covenants made under Section 12.5.

        10.6    Escrow.    Amounts needed to cover any indemnification claims resolved in favor of a Parent Indemnitee against any Holder shall be paid first out of the Escrow, and the Escrow Agent shall pay out of the Escrow all claims that are resolved by agreement of Parent and the Securityholders' Representative or by final, non-appealable binding order of court or arbitrator. Payments made by delivery of LINTA shall be made based on the Fair Market Value of such shares as of the Closing Date and all such payments shall be made to Parent. Any such offset against the Escrow Fund shall be made against each Securityholder's share of the Escrow in the manner set forth in the Escrow Agreement.

        10.7    Procedures for Making Claims.    The Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party reasonably promptly (and in any event within 30 days or, if reasonably practicable, such shorter period of time as necessary to prevent any adverse impact on the Indemnifying Party with respect to the Claim) after receipt of information forming the basis of a claim. If the Indemnifying Party objects to the Notice of Claim, the Indemnifying Party shall deliver a Notice of Objection to the Indemnified Party within 30 days (or, if reasonably practicable, such shorter period of time as necessary to prevent any adverse impact on the Indemnified Party with respect to the claim) of its, his or her receipt of the Notice of Claim. If such claim or claims shall not have been resolved or compromised within a reasonable period from the date of delivery of the Notice of Objection (and in any event within 60 days or such shorter period of time as necessary to prevent any adverse impact on the Indemnifying Party or the Indemnified Party with respect to the claim), then either Buyer or Securityholders' Representative may take such actions as are permitted by Law.

        10.8    Defense of Claims.    The procedures to be followed with respect to the defense and settlement of any claim made by a third party which, if true, would give rise to a right on the part of an Indemnified Party to be indemnified against resulting Losses in whole or in part, under this Article 10 (a "Claim") shall be as follows:

            (a)   If any third party asserts or proposes to assert any claim against the Indemnified Party which, if successful, might result in an obligation of the Indemnifying Party to pay indemnification under this Article 10, the Indemnifying Party, at the sole expense of the Indemnifying Party, may assume the defense thereof with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party may participate in the defense of such claim that is defended by the Indemnifying Party with co-counsel of its choice; provided, that the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, or (ii) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and the Indemnified Party shall have reasonably determined that there are one or more factual or legal defenses available to it that are in conflict with those that are available to the Indemnifying Party, in which case such co-counsel shall be at the expense of the Indemnifying Party. If the Indemnifying Party fails or is unable to elect to assume the defense of any such claim, the Indemnified Party may do so at the expense of the Indemnifying Party. Assuming the defense of such claim shall constitute an admission by the Indemnifying Party that such claim is a proper or valid claim for indemnification, but shall not constitute an admission by the Indemnifying Party as to the amount of Losses asserted in the claim.

            (b)   The Indemnifying Party shall have full right to enter into any compromise or settlement that is dispositive of the matter involved; provided, that (i) except for the settlement of a Claim that involves no obligation of the Indemnified Party other than the payment of money for which indemnification is provided hereunder, the Indemnifying Party shall not settle or compromise any Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; and (ii) Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a Claim that does not include an unconditional release of the Indemnified Party from all liability in respect of such Claim; provided that, if in the reasonable judgment of Indemnified Party it would be materially harmed or otherwise prejudiced by not entering into a proposed settlement or compromise and the Indemnifying Party reasonably withholds consent to such settlement or compromise, Indemnified Party may enter into such settlement or compromise, but such settlement or compromise shall not be conclusive as to the existence or amount of the liability of the Indemnifying Party to the Indemnified Party or any third party.

ARTICLE 11

POST-CLOSING COVENANTS

        11.1    Governance of the Surviving Corporation.

            (a)   During the period from the Closing Date through December 31, 2006, the Board of Directors of the Surviving Corporation shall consist of (i) one person designated by the Securityholders' Representative (the "Securityholder Director"); and (ii) four persons designated by Parent (the "Parent Directors"). Parent shall cause Liberty LLC to vote its shares of the Surviving Corporation stock for the election of the directors as specified in this section. In addition to the right to appoint the Securityholder Director, from the Closing Date through December 31, 2006, the Securityholders' Representative shall have the right to designate one person to observe, but not participate in, Board meetings. Following December 31, 2006, the Securityholders' Representative shall have no further rights to appoint any person to serve on the Board of Directors of the Surviving Corporation or to be an observer at any Board of Director meetings.

            (b)   During the period from the Closing Date through December 31, 2006, the Surviving Corporation and Parent shall be subject to the covenants and agreements set forth in Exhibit K with respect to the governance of the Surviving Corporation.

        11.2    Tax Matters.

            (a)    Tax Returns.    Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Surviving Corporation that are filed after the Closing Date. In the event that (i) Parent intends to cause the Company to amend any Tax Return that was filed prior to the Closing Date, (ii) such amended Tax Return is intended to be filed on or before April 15, 2007, and (iii) such amended Tax Return is reasonably expected to give rise to an indemnification obligation of any Holders pursuant to this Agreement, Parent shall notify the Securityholders' Representative of its intent to cause the Company to file the amended Tax Return and shall consult in good faith with the Securityholders' Representative prior to filing the amended Tax Return.

            (b)    Transfer Taxes.    All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real estate transfer Tax and any similar Tax) shall be paid by the Securityholders when due, and the Securityholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable Law, Parent shall, and shall cause its Subsidiaries to, join in the execution of any such Tax Returns and other documentation.

            (c)    Tax Certificates.    Parent and Securityholders' Representative shall agree, upon reasonable request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            (d)    Reorganization Matters.

                (i)  Parent and the Company shall use their commercially reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

               (ii)  Unless otherwise required by a Final Determination, neither Parent nor the Surviving Corporation shall take any position on any Tax Return, or take any position for Tax purposes (in each case, excluding any position taken for financial accounting purposes), that is inconsistent with the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        11.3    Further Assurances.    Each of the Parties, before, at and after the Effective Time, upon the reasonable request from time to time of any other Party and without further consideration (other than the reimbursement of reasonable out-of-pocket expenses), shall do each and every act and thing as may be necessary or reasonably desirable to consummate the transactions contemplated hereby and to effect an orderly transfer of the businesses of Company to Parent, including: (a) executing, acknowledging and delivering assurances, assignments, powers of attorney and other documents and instruments; (b) furnishing information and copies of documents, books and records; (c) filing reports, returns, applications, filings and other documents and instruments with Governmental Authorities; (d) assisting in good faith in any Litigation relating to Company (reasonably related to the pre-Closing operations of the Company), threatened Litigation relating to Company (reasonably related to the pre-Closing operations of the Company) and cooperating therein with other Parties and their advisors and representatives, including providing relevant documents and evidence and maintaining confidentiality in connection with such Litigation or threatened Litigation or claims against the Party from whom such cooperation is requested; and (e) assisting in the preparation of audited financial statements for Company, including, in the case of Holders and the Company, signing any management representation letters required by the auditors relating to periods prior to the Closing.

        11.4    Company Identity.    Holders acknowledge and agree that, from and after the Effective Time, none of them has any right, title or interest in or to Company's name or identity or the name or identity of the Company.

        11.5    Broker's Fees.    The Company shall be solely liable for and shall pay promptly in full all agreements and obligations, directly or indirectly, for the payment of any broker's or finder's fee or commission, or any other similar payment to Pacific Crest Securities, Inc. under the PC Engagement Agreement payable upon Closing or on the Deferred Payment Date. Holders shall be solely liable for and shall pay promptly in full any other agreements and obligations, directly or indirectly, for the payment of any broker's or finder's fee or commission, or any other similar payment to any Person disclosed on Schedule 5.8 or the claims of which Person arise by, through or under any Holder in connection with this Agreement. Parent shall be solely liable for and shall pay promptly in full all agreements and obligations, directly or indirectly, for the payment of any broker's or finder's fee or commission, or any other similar payment which arise by, through or under Parent in connection with this Agreement.

        11.6    Indemnification; Directors and Officers Insurance.    From and after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify and hold harmless all current and former officers and directors of Company in their capacity as officers and directors of Company (and not as Securityholders) to the same extent such Persons are indemnified and held harmless as of the date of this Agreement by Company pursuant to the Amended and Restated Certificate of Incorporation of Company or the By-Laws of Company for acts or omissions occurring at or prior to the Effective Time, including those in respect of the Merger and the other transactions contemplated hereby. All rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time now existing in favor of any current and former officers, directors and employees of Company, and any Person prior to the Effective Time serving at the request of any such party as a director, officer, employee fiduciary or agent of another corporation, partnership, trust or other enterprise, as provided in the respective certificates or articles of incorporation or by-laws (or comparable organizational documents) of Company, and any existing indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, Company's current directors and officers an insurance policy that provides coverage for wrongful acts occurring prior to the Effective Time (the "D&O Insurance") on the same terms as Company's existing policy or, if such insurance coverage is unavailable, coverage that is on terms no less favorable to such directors and officers; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premiums that Company paid prior to the date of this Agreement, but in such case Parent shall cause the Surviving Corporation to, purchase as much coverage as possible for such amount. The provisions of this Section 11.6 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives. For the avoidance of any doubt, nothing in this Section 11.6 shall constitute a right of any Holder to be indemnified by the Surviving Corporation for any indemnification or other obligations that such Holder may have in its capacity as a Securityholder pursuant to terms and conditions of this Agreement.

        11.7    Employee Matters.    From the Effective Time until December 31, 2006, Surviving Corporation shall provide rates of pay and benefits to the Surviving Corporation's employees that are the same rates of pay set forth on Schedule 4.22 and the benefits provided pursuant to the Company Benefit Plans or benefits that are both substantially similar to those provided pursuant to the Company Benefit Plans and are provided to other operating Subsidiaries of Parent. From the Effective Time until December 31, 2006, the Surviving Corporation shall not terminate the employment of any employee of the Surviving Corporation without the prior consent of Jalem Getz or, in his absence, the Securityholders' Representative.

        11.8    Stock Options.    Within a reasonable time following the Closing, Parent will grant options to purchase an aggregate of $337,466 worth of LINTA (as valued pursuant to the Black-Scholes formula) to the persons who are specified on Schedule 11.8 as being entitled to such option grants. All such options will (a) vest ratably on a quarterly basis over a four-year period as long as the recipient continues to be an employee of the Surviving Corporation (but shall accelerate and become fully vested upon death or disability) after the Effective Time, (b) expire seven years after their issuance and (c) have an exercise price that is equal to the fair market value of the LINTA stock on the date of grant, as determined under the Parent stock option plan pursuant to which the options are granted. Parent currently intends to grant the remainder of the options to purchase shares of LINTA that are specified on Schedule 11.8, but any such option grants will not be made until approved, if ever, by the committee administering the option plan under which the options are granted.

        11.9    Certain Legal Matters.    Parent agrees and acknowledges that Foley & Lardner LLP has advised Company in connection with the transactions provided for in this Agreement. Parent for itself and Company and all of their respective Affiliates, hereby assigns to Holders any and all right to consent to the representation by any such attorneys of any Holder in any future matter relating to post-Closing disputes concerning this Agreement and all transactions provided for herein. As of the

Effective Time, Parent for itself and Company and all of their respective Affiliates waives any conflict of interest (actual or perceived) in Foley & Lardner LLP representing any or all of the Holders or the Stockholders' Representative in any dispute with Parent, Company or any of their respective Affiliates relating to or arising from this Agreement or the transactions contemplated hereby. To the extent that following the Closing, Parent is in control over any communications with, and work product of, such attorneys as they relate to this Agreement, the Transaction Agreements and the transactions effected by each and the preparation and negotiation thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, the Parties agree that in any post-Closing disputes between the Company and any of the Holders, neither Parent, Company nor any Holder shall be entitled to assert that such communications are subject to the attorney-client privilege.

ARTICLE 12

MISCELLANEOUS

        12.1    Amendment.    This Agreement may not be amended or modified without the prior written consent of Parent, the Company and the Securityholders' Representative.

        12.2    Public Announcements.    Following the date of this Agreement, except as may be required by applicable Securities Laws, rules and regulations of the Nasdaq National Market or any Law applicable to any Holder or any other Party, no Party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Parent, the Company and the Securityholders' Representative, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Parties agree and acknowledge that: (i) Holders may disclose this Agreement and the transactions contemplated hereby to their accountants, attorneys, investment advisors and other representatives for the sole purpose of evaluating the proposed transactions; provided, that such representatives are informed of the confidential nature the materials provided and, provided, further that if a Holder's representative breaches the terms of the first sentence of this Section 12.2, such Holder will be responsible for such breach and (ii) each Holder that is an entity owned or held by another Person and each Holder that is a trust may make disclosures following Closing that are deemed reasonably necessary to satisfy the Holder's contractual or trust requirements or requirements of Law provided, that such Persons receiving the information are informed of the confidential nature the materials provided and, provided, further that if such Person breaches the terms of the first sentence of this Section 12.2, such Holder will be responsible for such breach. If any Party believes that it is required by applicable Securities Laws or rules and regulations of the Nasdaq National Market to make such a public announcement, it shall promptly advise Parent, the Company and the Securityholders' Representative and use reasonable efforts, consistent with its legal obligations, to allow Parent, the Company and the Securityholders' Representative an opportunity to review and comment upon the announcement before the announcement is made.

        12.3    Waiver.    Failure to insist upon strict compliance with any of the terms or conditions of this Agreement at any one time shall not be deemed a waiver of such term or condition at any other time; nor shall any waiver or relinquishment of any right or power granted herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.

        12.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        12.5    Specific Performance; Consent to Jurisdiction.    In view of (a) the complexities and uncertainties in measuring actual damages to be sustained by reason of the failure of a Party to perform this Agreement strictly in accordance with the specific terms hereof, and (b) the uniqueness of the transactions contemplated herein, each of the Parties acknowledges and agrees that: (i) the remedy at law for a breach of this Agreement would be inadequate, and (ii) the other Parties would be irreparably damaged if any Party fails to perform the provisions of this Agreement strictly in accordance with their specific terms. Therefore, it is expressly agreed that, in addition to any other remedy to which a nonbreaching Party may be entitled, at law or in equity and regardless of the passage of the Termination Date as long as such breach or purported breach occurred prior to the Termination Date, the nonbreaching Parties shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to specifically enforce the terms and provisions hereof in any court of competent jurisdiction located in the State of Delaware. In addition, any other proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought by or against any Party in any court of competent jurisdiction located in the State of Delaware. Each Party irrevocably and unconditionally agrees to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and not to object to the jurisdiction of such courts on the basis of inconvenience of forum or otherwise. Without limiting the generality of the foregoing, each Party agrees that service of process upon such Party at such Party's address as set forth in Section 12.6, together with written notice of such service to such Party, shall be deemed effective service of process upon such Party.

        12.6    Notices.    All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) the Business Day after deposit with a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties, provided that any such change shall be effective only upon receipt by the other Parties):

    (a)
    If to Parent or Merger Sub, to:

      Liberty Media Corporation
      12300 Liberty Boulevard
      Englewood, CO 80112
      Attention: Charles Y. Tanabe
      Phone: 720-875-5400
      Fax: 720-875-5445

      with a copy (which shall not constitute notice) to:

      Sherman & Howard L.L.C.
      633 17th Street, Suite 3000
      Denver, CO 80202
      Attention: Peggy B. Knight
      Telephone: (303) 297-2900
      Telecopy: (303) 298-0940

    (b)
    If to Company to:

      Buyseasons, Inc.
      5150 South Towne Drive
      New Berlin, WI 53151
      Attention: Jalem Getz
      Telephone: (262) 901-2000
      Telecopy: (262) 901-3333

    (c)
    If to Securityholders' Representative, to:

      Jeffrey B. Rusinow
      42140 N. 108th Place
      Scottsdale, AZ 85262
      Telephone: (480) 664-6120

      with a copy (which shall not constitute notice) to:

      Foley & Lardner LLP
      777 East Wisconsin Avenue
      Milwaukee, WI 53202
      Attention: James P. Peterson
      Telephone: (414) 297-5892
      Telecopy: (414) 297-4900

            (d)   If to the Holders, to the Securityholders' Representative at the address listed on the applicable signature page hereto or, if applicable, as shown on the signature page of the Joinder Agreement.

        12.7    Invalid Provision.    If any provision of this Agreement shall be determined to be invalid or unenforceable, this Agreement shall be deemed amended to delete such provision and the remainder of this Agreement shall be enforceable by its terms.

        12.8    Assignment.    This Agreement may not be assigned or delegated by any Party without the prior written consent of all other Parties; provided that Parent upon notice to the other Parties, may transfer its rights, in whole or in part, to a Subsidiary. In the event of any permitted transfer of rights by Parent, Merger Sub upon notice to the other Parties, may transfer its rights, in whole or in part, to a Subsidiary of such transferee.

        12.9    Binding Effect; No Third Party Beneficiaries.    This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        12.10    Dollar References.    All amounts referred to herein shall be deemed to be denominated in United States Dollars.

        12.11    Headings.    Headings and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

        12.12    Person and Gender.    The masculine gender shall include the feminine and neuter genders and the singular shall include the plural.

        12.13    Entire Agreement.    This Agreement, together with its Schedules and Exhibits, the Transaction Agreements and the Confidentiality Agreement, constitute the entire agreement of the Parties with respect to matters set forth in this Agreement and the Confidentiality Agreement, and supersede any prior understanding or agreement, oral or written, with respect to such matters. To the extent that the provisions of this Agreement and the Confidentiality Agreement may be inconsistent, the provisions of this Agreement shall control.

        12.14    Interpretations.    No ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their lawyers and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties hereto.

        12.14    Execution in Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original, and all such counterparts shall constitute one and the same Agreement, binding on all the Parties notwithstanding that all the Parties are not signatories to the same counterpart.

[Signatures on Next Page]

        IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

PARENT:
LIBERTY MEDIA CORPORATION
By:	/s/ MICHAEL ZEISSER
Name: Michael Zeisser Title: Senior Vice President
MERGER SUB:
PUMPKIN MERGER SUB, INC.
By:	/s/ MICHAEL ZEISSER
Name: Michael Zeisser Title: Senior Vice President
COMPANY:
BUYSEASONS, INC.
By:	/s/ JALEM M. GETZ Jalem M. Getz, President
SECURITYHOLDERS' REPRESENTATIVE:
By:	/s/ JEFFREY B. RUSINOW Jeffrey B. Rusinow

QuickLinks

AGREEMENT AND PLAN OF MERGER